     As filed with the Securities and Exchange Commission on June 6, 2000
                                                      Registration No. 333-31736

================================================================================

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Global MAINTECH Corporation
                (Name of registrant as specified in its charter)

           Minnesota                        3571                 41-1523657
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


                             7578 Market Place Drive
                          Eden Prairie, Minnesota 55344
                                 (612) 944-0400
   (Address and telephone number of registrant's principal executive offices)

                                   Trent Wong
                             Chief Executive Officer
                           Global MAINTECH Corporation
                             7578 Market Place Drive
                          Eden Prairie, Minnesota 55344
                                 (612) 944-0400
            (Name, address and telephone number of agent for service)
                                   Copies to:

                             Kenneth L. Cutler, Esq.
                              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_] ________


                              ---------------------


The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the "Securities Act"), or until the registration statement shall become effective on the date the Securities and Exchange Commission, acting pursuant to said Section 8(a), determines.

                                   PROSPECTUS


                           Global MAINTECH Corporation


                        --------------------------------

                        3,074,726 shares of common stock

                        --------------------------------

     This prospectus relates to shares of common stock of Global MAINTECH Corporation that may be offered for resale by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sale of the shares.


         Our stock is quoted on the Over-the-Counter Bulletin Board under the symbol GLBM. On June ____, 2000, the closing bid and asked prices were $________ and $________ per share.

                              ---------------------


     Investing in our common stock involves risks. Risk Factors beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling shareholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


              The date of this prospectus is _______________, 2000.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY............................................................2
RISK FACTORS..................................................................4
FORWARD-LOOKING STATEMENTS....................................................8
NOTE TO INVESTORS.............................................................8
USE OF PROCEEDS...............................................................8
SELLING SHAREHOLDERS..........................................................9
PLAN OF DISTRIBUTION.........................................................14
BUSINESS.....................................................................15
MANAGEMENT...................................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.....................................................21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............25
EXECUTIVE COMPENSATION.......................................................27
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................29
DIVIDEND POLICY..............................................................29
DESCRIPTION OF CAPITAL STOCK.................................................29
RELATED PARTY TRANSACTIONS...................................................33
LEGAL PROCEEDINGS............................................................34
DESCRIPTION OF PROPERTY......................................................34
EXPERTS......................................................................34
LEGAL MATTERS................................................................34
WHERE YOU CAN FIND MORE INFORMATION..........................................34
FINANCIAL STATEMENTS........................................................F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before making an investment decision.

Global MAINTECH Corporation

     We supply systems and network management products and services primarily to computer data centers. We offer these products and services to help our customers monitor and manage their information technology operations. We also sell software and precision imaging equipment for the printed circuit board market.

Monitoring Products and Services

     Virtual Command Center. Our primary product is the Virtual Command Center system, which is a centralized console that provides simultaneous operation and monitoring of multiple computer platforms and networks. This product enables customers to control their entire information technology system.

     Global Watch MVS/SNA. Global Watch MVS/SNA is designed to manage a customer's networked environment for IBM's mainframe-based NetView application. This product can be deployed on a stand-alone basis or on a fully-integrated basis with our Virtual Command Center product.

     AlarmPoint(TM). AlarmPoint is a notification software system. AlarmPoint receives messages from event and system management tools operating on the customer's computer system to detect critical events, such as system failures, and provides automated notification of the event to the customer's technical personnel. This product can be deployed on a stand-alone basis or on a fully-integrated basis with our Virtual Command Center product.

     Professional Services. We provide enterprise system management services. Our services are aimed at helping customers to design and implement system management and notification tools for managing their data and network environments. We offer these services in support of and independent of our products.

Printed Circuit Board Products

     We also supply computer-aided manufacturing software that designs, tests and repairs precision graphic designs and precision imaging equipment that is used to help build master printed circuit boards. We acquired these products and related rights from Lavenir Technology in September 1999.

Tape Library Storage Products

     Through our acquisition of Breece Hill Technologies in April 1999, we supply automated tape libraries used to backup, restore and archive information stored in networks on servers, personal computers and workstations, and on-line data storage subsystems. We have decided to sell this business and we have presented this business segment as a discontinued operation in our consolidated financial statements.

Corporate Information

     We were incorporated in Minnesota in 1985 under the name Computer Aided Time Share, Inc. In 1995, we changed our name to Global MAINTECH Corporation. We are a holding company with two wholly-owned subsidiaries, Global MAINTECH, Inc. and Singlepoint Systems, Inc., and one majority-owned subsidiary, Breece Hill. The address of our principal executive offices is 7578 Market Place Drive, Eden Prairie, Minnesota 55344 and our phone number is (612) 944-0400.

The Offering

     The selling shareholders named in this prospectus are offering shares of common stock which are presently outstanding and shares which they may acquire upon the conversion of their Series B, Series D and Series E convertible preferred stock and exercise of warrants.

                             Summary Financial Data


     The following table should be read together with our consolidated financial statements and the notes to those statements beginning on page F-1.

                                                                                           Three Months Ended
                                                               Year Ended December 31,         March 31,
                                                              -------------------------- -----------------------
                                                                  1998         1999         1999        2000
                                                              ------------- ------------ ----------- -----------
Statement of Operations Data:
Net sales...................................................  $      6,209  $     9,831  $    2,580  $    2,091
Cost of sales ..............................................         2,323        3,625         750         485
                                                              ------------- ------------ ----------- -----------
Gross profit ...............................................         3,886        6,206       1,830       1,606
Operating expenses .........................................         5,705       21,126       2,019       6,068
Other income (expense), net ................................          (184)      (3,443)       (218)       (241)
                                                              ------------- ------------ ----------- -----------
Loss from continuing operations ............................        (2,003)     (18,363)       (407)     (4,703)
Discontinued Operations:
  Loss from discontinued operations, net of tax ............             -       (4,410)          -           -
  Loss on disposal of discontinued operations, net of tax ..             -      (16,356)          -      (1,664)
                                                              ------------- ------------ ----------- -----------
Loss before cumulative effect of change in accounting
 principle .................................................        (2,003)     (39,129)       (407)     (6,367)
Cumulative effect of change in method of depreciation ......             -          232         232           -
                                                              ------------- ------------ ----------- -----------
Net loss ...................................................  $     (2,003) $   (38,897) $     (175) $   (6,367)
Accrual of cumulative dividends on preferred stock .........           (31)        (264)        (44)       (136)
Attribution of beneficial conversion feature on preferred
 stock .....................................................          (327)      (2,443)       (287)     (3,467)
                                                              ------------- ------------ ----------- -----------
Net loss attributable to common stockholders ...............  $     (2,361) $   (41,604) $     (506) $   (9,970)
                                                              ============= ============ =========== ===========

Basic loss per share:
   Loss from continuing operations .........................  $      (0.64) $     (4.94) $    (0.19) $    (1.45)
   Loss from discontinued operations .......................             -        (4.87)          -       (0.29)
                                                              ------------- ------------ ----------- -----------
   Loss before cumulative effect of change in accounting
    principle ..............................................         (0.64)       (9.81)      (0.19)      (1.74)
   Cumulative effect of change in accounting principle .....             -         0.05        0.06           -
                                                              ------------- ------------ ----------- -----------
   Net loss ................................................  $      (0.64) $     (9.76) $    (0.13) $    (1.74)
                                                              ============= ============ =========== ===========

Diluted loss per share:
   Loss from continuing operations .........................  $      (0.64) $     (4.94) $    (0.19) $    (1.45)
   Loss from discontinued operations .......................             -        (4.87)          -       (0.29)
                                                              ------------- ------------ ----------- -----------
   Loss before cumulative effect of change in accounting
    principle ..............................................         (0.64)       (9.81)      (0.19)      (1.74)
   Cumulative effect of change in accounting principle .....             -         0.05         .06           -
                                                              ------------- ------------ ----------- -----------
   Net loss ................................................  $      (0.64) $     (9.76) $    (0.13) $    (1.74)
                                                              ============= ============ =========== ===========

Shares used in calculations (in thousands):
   Basic ...................................................         3,670        4,261       3,805       5,741
   Diluted .................................................         3,670        4,261       3,805       5,741

                                                                                 December 31,
                                                                            ------------------------  March 31,
                                                                               1998         1999        2000
                                                                            ------------ ----------- -----------
Balance sheet data:
Cash and cash equivalents ................................................  $       664  $    2,172  $    1,293
Working capital (deficit) ................................................        2,068     (17,438)    (18,011)
Total assets .............................................................        9,133      20,326      18,337
Total stockholders' equity (deficit) .....................................        5,443      (2,963)     (4,400)

                                  RISK FACTORS


     You should carefully consider the following factors and other information in this prospectus before deciding to purchase the securities offered. Any of the following risks could have a material adverse effect on our business, financial condition or results of operations or on the value of the securities you purchase.

                          Risks Related to Our Business

We have experienced substantial losses and we cannot assure you that we will operate profitably in the future.

     We reported net losses of approximately $38.9 million for 1999 and $6.4 million for the first quarter ended March 31, 2000. At March 31, 2000, we had negative working capital of approximately $18 million. Our losses in 1999 are primarily attributable to approximately $26.2 million in charges related to discontinued operations and writedowns of intangible and other assets. We cannot be certain that we can achieve or sustain profitability in the future.

Our ability to continue as a going concern is uncertain.

     The report of our independent auditors on our December 31, 1999 financial statements contains an explanatory paragraph stating that substantial doubt exists about our ability to continue as a going concern. Our ability to improve our working capital position will depend, in part, on our ability to:

     o    timely complete the disposal of our Breece Hill operations;

     o resolve $7.3 million of our acquisition-related earnout obligations through the issuance of equity securities;

     o satisfactorily extend our borrowing arrangements with our primary secured lender;

     o    effectively manage our operating costs to improve operating margins;

     o    increase the size of our customer base for our products and services;
          and

     o    raise additional capital.

     We cannot assure you that we will be successful in accomplishing any or all of the above factors. If we are unable to continue as a going concern, your entire investment in our common stock could be lost.

We may not have sufficient resources to compete effectively with current or future competitors.

     We compete in the systems and network management market. The market for our products and services is highly competitive and we expect competition to intensify in the future. Most of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new technologies or changes in customer requirements. They may also devote greater resources to the development and promotion of their products than we do.

     Increased competition could result in price reductions, reduced margins and loss of market share. New products or technologies developed by our competitors could reduce sales and market acceptance of our products or make our products obsolete. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our Virtual Command Center product is still relatively new and may not achieve broad market acceptance.

     Our Virtual Command Center product is still relatively new and we cannot be certain that it will achieve high levels of demand and market acceptance. As of the date of this prospectus, we have sold approximately 50 units of the Virtual Command Center system to 17 customers. If we are not able to increase the number of customers, or if we are not able to renew a significant portion of our maintenance agreements with existing customers, our business and financial performance will be adversely affected.

One customer accounted for 30% of our net sales in 1999. If we are not able to generate sufficient new business from this customer or other customers, our revenues may decline.

     In 1999, we realized 30.4% of our net sales from professional services provided to one customer. At December 31, 1999, this customer represented 18% of our total accounts receivable. We expect that our services to this customer will diminish throughout the year 2000. If we are not able to generate sufficient new business from this customer or other customers, our revenues may decline.

Our efforts to sell our other lines of business and products and to focus on the systems and network management business may not be successful.

     We have decided to sell our other lines of business and products and to focus our business on our enterprise management professional services and on our Virtual Command Center system. We are actively seeking to sell our tape storage products and printed circuit board software businesses, as well as other assets. If we are not successful in completing these sales, our financial results will be harmed.

We must develop new and enhanced products to remain competitive. If we fail to do so, our revenues may decline.

     We operate in a highly competitive market that is characterized by rapid technological change and changing customer requirements. Our future success depends in part on our ability to develop and introduce new products and enhancements to existing products on a successful and timely basis. If we fail to develop and introduce new products or product enhancements on a successful and timely basis, we may not be able to compete effectively and our revenues may decline.

     For example, we are currently developing software products that are intended to bridge the gap between operational data from the mainframe environment and open distributed systems management tools. We may not be successful in developing or introducing to the market these or any other new products.

We will need additional capital and we cannot be sure that additional financing will be available.

     We will need additional financing to develop and market products and to meet our long-term growth needs. In the past, we have relied on the issuance of equity securities and borrowings to finance our operations. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we are not able to obtain sufficient additional capital, we may not be able to grow our operations or compete effectively and there could be substantial doubt as to our ability to continue as a going concern. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock and the percentage ownership of our shareholders may be reduced.

Our efforts to expand by means of acquisitions may not be successful.

     Our efforts to expand our operations by making acquisitions of products, technologies or businesses may not be successful. Our ability to expand by means of acquisitions involves many risks, including:

     o the difficulty of integrating operations, products, technology and personnel of the acquired business with us;

     o    the disruption of our ongoing business;

     o    unanticipated costs associated with acquisitions; and

     o the difficulty in realizing the anticipated benefits of the transaction in a timely manner.

     For example, in April 1999 we acquired Breece Hill Technologies, a supplier of automated tape storage products. In December 1999, we announced a planned sale of our Breece Hill operations. Our decision to sell is based on a variety of factors, including:

     o the board's belief that we might not be able to meet Breece Hill's working capital requirements, as well as our obligations under the merger agreement and our credit facilities; and

     o the board's belief that it was unlikely that we could successfully implement any additional strategic alternatives for Breece Hill to achieve sustained sales growth and profitability.

The loss of key personnel could negatively affect our business.

     Our success depends to a large extent on the continued services of our key personnel. In particular, we are highly dependent on the services of Trent Wong, our chief executive officer, Norm Freedman, our vice president of development, and Desmond Dos Santos, our vice president of operations. We do not carry key-man life insurance for any of our officers or employees. The loss of key personnel, or the failure to attract and retain additional key personnel, could negatively affect our business.

Third parties may infringe our intellectual property, which could harm our business and impair our ability to compete effectively.

     Our success depends in part on our ability to protect our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality agreements and licensing arrangements. If we fail to protect or enforce our intellectual property rights, our business and competitive position could suffer. In addition, our patents may not provide us a significant competitive advantage.

     We may be required to spend significant financial and managerial resources to monitor and police our intellectual property rights. We may not be able to detect infringement or misappropriation. In addition, competitors may design around our technology or independently develop competing technologies.

Third parties may claim we are infringing their intellectual property, and we could incur substantial costs or be prevented from selling products if these claims are successful.

     Third parties may claim that we are infringing their intellectual property rights. Any litigation regarding patents or other intellectual property could result in substantial costs to us, a loss of revenues and a diversion of key personnel from our business operations. If we become subject to an infringement claim, we may be required to modify our products and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions from developing and selling our products.

Undetected errors may increase our costs and impair the market acceptance of our products.

     Our products have occasionally contained and may contain in the future undetected errors when first introduced or when new versions are released. Errors in our products or technology could result in:

     o    diversion of development resources;

     o    loss of revenues;

     o    increased repair or warranty costs;

     o    failure to achieve market acceptance; and

     o    liability claims for damages.

     We do not have product liability insurance. We cannot assure you that disclaimer of warranty and limitation-of-liability provisions included in our customer agreements will be successful in limiting our liability.

                          Risks Related to the Offering

Sales of substantial amounts of our common stock could adversely affect our stock price.

     Sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to drop. This factor could make it more difficult for us to raise funds in the future through the sale of equity securities.

     As of May 22, 2000, we had 5,782,260 shares of our common stock outstanding. A substantial portion of these shares are eligible for sale in the public market. We also currently have registered for public sale 3,074,726 shares of common stock, of which 1,408,529 shares may be sold upon conversion of our outstanding Series B, Series D and Series E convertible preferred stock and exercise of outstanding warrants.

The market price of our common stock may be highly volatile.

     The market price of our common stock could be subject to significant fluctuations due to factors such as:

     o    variations in our operating results;

     o    announcements by us or our competitors;

     o    introduction of new products or technologies by us or our competitors;
          and

     o    realization of any of the risks described in this section.

     The stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. You should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to risks and uncertainties. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus. We assume no obligation to publicly update or revise any forward-looking statements because of new information or future events. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                NOTE TO INVESTORS

     Investors should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in the prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 USE OF PROCEEDS

     Although we will pay the expenses of registration of the shares, including legal and accounting fees, we will not receive any proceeds from the sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS


     The shares of common stock being offered by this prospectus are shares that have been issued and shares that are issuable upon conversion of our Series B, Series D and Series E convertible preferred stock and the exercise of warrants. We originally issued these securities in transactions exempt from registration under the Securities Act.

     From August 15, 1998 to December 31, 1998, we sold 67,192 units. Each unit consisted of one share of Series B convertible preferred stock and one warrant to purchase shares of common stock. The warrants have an exercise price of $16.25 per share and expire five years after the date of issuance. The number of shares of common stock subject to each warrant is equal to the number of the shares of common stock into which the associated share of Series B convertible preferred is convertible. We also issued warrants to purchase 3,475 shares of common stock with per share exercise prices ranging from $5.80 to $7.35 to Miller, Johnson & Kuehn Incorporated as compensation for its role as placement agent.

     On March 25, 1999, we issued an aggregate of 1,675 shares of Series C convertible preferred stock and warrants to purchase a total of 40,000 shares of common stock. Intercoastal Financial Services Corp. received 75 shares of Series C convertible preferred stock and a warrant to purchase 20,000 shares of common stock as compensation for its role as placement agent.

     On January 19, 2000, we issued an aggregate of 2,725 shares of Series D convertible preferred stock and 150,000 shares of common stock. As part of this transaction, we issued 1,675 shares of Series D convertible preferred stock in exchange for all of the outstanding Series C convertible preferred stock and warrants to purchase a total of 20,000 shares of common stock in exchange for the warrants issued in the Series C preferred stock transaction. The new warrants have an exercise price of $8.30 per share and expire in January 2005. Intercoastal Financial Services received 50 shares of Series D convertible preferred stock and 30,000 shares of common stock as compensation for its role as placement agent.

     On December 30, 1999, we issued an aggregate of 2,675 shares of Series E convertible preferred stock and warrants to purchase a total of 50,000 shares of common stock. The warrants have an exercise price of $5.125 per share and expire in December 2004. Greenfield Capital Partners, LLC received 25 shares of Series E convertible preferred stock as compensation for its role as placement agent.

     This prospectus also covers an aggregate of 1,666,197 shares of common stock that were purchased or received in various private placements or in return for various services provided to us, including 773,000 shares issued to public relations consultants.

     The number of shares of common stock into which our outstanding convertible preferred stock is convertible depends, in part, upon the market price of our common stock at the time of conversion. As a result, we cannot determine at this time the actual number of shares of common stock that will be issued upon conversion of our outstanding convertible preferred stock. We have agreed to register a number of shares of common stock that exceeds the number of shares of common stock into which the convertible preferred stock is currently convertible.

     The following table shows the number of shares that each of the selling shareholders named below may sell under this prospectus. The term "selling shareholders" includes those holders listed below, as well as their pledgees or donees. Assuming the selling shareholders sell all of the shares offered by this prospectus, after completion of this offering the selling shareholders will not own any shares of our common stock.


                                                                    Shares                              Shares
                                                                beneficially       Shares to be      beneficially
                                                                owned before       sold in the     owned after the
                    Name                                        the offering         offering          offering
-------------------------------------------------------------- ----------------  ----------------- -----------------
Industricorp & Co. FBO Twin Cities Carpenters & Joiners
   Pension Fund (1) ..........................................          22,863             22,863
Robert W. Clark Self-Declared Trust
   Robert W. Clark Trustee, dated 11/12/90 ...................           4,573              4,573
Isadore J. Goldstein Revocable Living Trust
   Isadore J. Goldstein, Trustee, dated 3/14/90 ..............           7,035              7,035
James N. Owens Revocable Trust
   James N. Owens, Trustee, dated 9/10/70 ....................          14,069             14,069
David A. Lawrence ............................................           3,517              3,517
Gary S. Kohler IRA First Trust NA Trustee ....................           3,521              3,521
Gary Kohler ..................................................           3,517              3,517
John O. Hanson ...............................................          28,140             28,140
John R. Albers ...............................................          14,070             14,070
VBS General Partnership (2) ..................................           3,517              3,517
David A. Lawrence IRA First Trustee NA Trustee ...............           3,517              3,517
Betty L. Johnson .............................................          14,070             14,070
Aaron Boxer Revocable Trust
   Aaron Boxer Trustee, dated 8/1/89 .........................          29,829             29,829
David W. Johnson and Linda M. Johnson, as Joint Tenants ......          13,718             13,718
John M. Liviakis .............................................         125,000            125,000
Liviakis Financial Communications, Inc. (3) ..................         628,000            628,000
Earl L. Ferris ...............................................           3,517              3,517
CROW 1999 CRUT ...............................................          15,477             15,477
Johnson Family CRUT #3 .......................................          10,551             10,551
Gary L. Tooker Charitable Remainder ..........................           5,628              5,628
Tooker Family Ltd. Partnership ...............................          10,552             10,552
Welstad Charitable Remainder Unitrust I dated 12/26/97 .......          14,070             14,070
George D. Marx ...............................................           1,759              1,759
Paul R. Owings & Lenore Owings, as joint tenants .............           3,517              3,517
Lenore Owings & Paul R. Owings, as joint tenants .............           3,517              3,517
Robert Terhaar & Harriet Terhaar, as joint tenants ...........           2,286              2,286
Esquire Trade & Finance Inc. (4) .............................         136,122            136,122
Paul R. Kuehn ................................................           1,304              1,304
David B. Johnson .............................................           1,304              1,304
Eldon C. Miller ..............................................             435                435
Stanley D. Rahm ..............................................             435                435
Austinvest Anstalt Balzers (5) ...............................         136,122            136,122
Nesher, Inc. (6) .............................................          24,016             24,016
Amro International (7) .......................................         106,953            106,953
Raymond James & Associates, Inc. (8) .........................             900                900
Intercoastal Financial Services Corp. (9) ....................          52,989             52,989
Assanzon Capital Development Corporation (10) ................         120,079            120,079
Garros Ltd. (11) .............................................          74,868             74,868
Carbon Mesa, LLC (12) ........................................           9,756              9,756
Nash, LLC (13) ...............................................         487,805            487,805


                                                                    Shares                              Shares
                                                                beneficially       Shares to be      beneficially
                                                                owned before       sold in the     owned after the
                    Name                                        the offering         offering          offering
-------------------------------------------------------------- ----------------  ----------------- -----------------
Greenfield Capital Partners, LLC (14) ........................          19,512             19,512
Geneva Group, Inc. (15) ......................................           6,000              6,000
Joseph B. LaRocco ............................................           6,000              6,000
TeamWork Kommunikations, Gmbh(16) ............................           5,000              5,000
Charles van Musscher .........................................           2,000              2,000
Mark Rolland .................................................           1,000              1,000
Joe Bicknell .................................................           1,074              1,074
Halina Bukowinski ............................................             537                537
Sandie Campbell ..............................................             215                215
James A. Cherne ..............................................          21,484             21,484
Jill Cherne ..................................................           2,685              2,685
Tom Clark ....................................................           2,148              2,148
Don Doru Davidson ............................................           7,519              7,519
Dan Ellis ....................................................             537                537
Anthony Fernandes ............................................             430                430
Marty Fernandes ..............................................             129                129
William R. Gardner ...........................................           8,593              8,593
Silvia Patricia Gil ..........................................              43                 43
Ray Gott and Carol Gott ......................................           4,361              4,361
Janet Gray ...................................................              24                 24
Richard L. Green .............................................          10,312             10,312
Prentis Cobb Hale, as Trustee of the Prentis Cobb Hale
   Family Trust dated July 13, 1993 ..........................          16,330             16,330
Prentis C. Hale III ..........................................           6,982              6,982
Maria A. Henzi ...............................................             354                354
Max P. Henzi .................................................         107,418            107,418
Lois M. Holt .................................................             107                107
Bernard R. Kaim ..............................................             107                107
Felipe Loh ...................................................          10,742             10,742
Caesar Lucas .................................................          16,113             16,113
Carter Lucas .................................................             322                322
Harry and Marian Luoma Community Property ....................           2,148              2,148
E. Thomas Luoma ..............................................          49,412             49,412
Marius Matioc ................................................         107,418            107,418
Troy McAlpin and Carol McAlpin ...............................          37,642             37,642
Kari Pacheco .................................................             322                322
Catherine Pelham .............................................           2,148              2,148
Jack A. Petersen and Patricia A. Petersen ....................           5,529              5,529
Chronicle Publishing (17) ....................................          30,523             30,523
Eric Renger ..................................................           2,685              2,685
Mary Ressler .................................................             215                215
Rubicon Limited Partnership (17) .............................         176,013            176,013
David R. Ryan ................................................          27,553             27,553
Adelino C. Sousa and Dawn M. Sousa ...........................          34,374             34,374
Kenji Spencer ................................................             322                322
Peter D. Stent ...............................................           9,271              9,271


                                                                    Shares                              Shares
                                                                beneficially       Shares to be      beneficially
                                                                owned before       sold in the     owned after the
                    Name                                        the offering         offering          offering
-------------------------------------------------------------- ----------------  ----------------- -----------------
John B. Stuppin ..............................................          22,280             22,280
Jennifer Vergara .............................................             537                537
John R. Vrolyk ...............................................           6,105              6,105
Lydia Wentz and Keith Wentz JT WROS ..........................          13,818             13,818
Alliant Partners (18) ........................................          11,754             11,754
Prentis C. Hale III, Trustee U/W Linda Hoag Hale FBO
   Prentis C. Hale ...........................................          11,446             11,446

----------------

(1) Patrick Bristol, financial secretary of Industricorp & Co. FBO Twin Cities Carpenters & Joiners Pension Funds has voting and investment control over the shares held by this entity.

(2) Peter C. Von Halen, general partner of VBS General Partnership has voting and investment control over the shares held by this entity.

(3) John M. Liviakis, president of Liviakis Financial Communications, Inc., has voting and investment control over the shares held by this entity.

(4) Roland Winiger, director of Esquire Trade & Finance Inc., has voting and investment control over the shares held by this entity.

(5) Dr. Walter Grill, director of Austinvest Anstalt Balzers, has voting and investment control over the shares held by this entity.

(6) David Grim, director of Nesher, Inc., has voting and investment control over the shares held by this entity.

(7) ThomasBadian, managing director of Amro International, has voting and investment control over the shares held by this entity.

(8) Daniel French, vice president of Raymond James & Associates, Inc., has voting and investment control over the shares held by this entity.

(9) Roy Zentz, president of Intercoastal Financial Services Corp., has voting and investment control over the shares held by this entity.

(10) Ari Rabinowitz, director of Assanzon Capital Development Corp., has voting and investment control over the shares held by this entity.

(11) Giora Vavie, managing director of Garros Ltd., has voting and investment control over the shares held by this entity.

(12) Michael Rosenblum, general counsel of Carbon Mesa, LLC, has voting and investment control over the shares held by this entity.

(13) DavidSims, managing director of Nash, LLC, has voting and investment control over the shares held by this entity.

(14) CarynKahn, president of Greenfield Capital Partners, LLC, has voting and investment control over the shares held by this entity.

(15) Michael Bardaky, president of Geneva Group, Inc., has voting and investment control over the shares held by this entity.

(16) Sven Joesting, managing director of TeamWork Kommunikations, Gmbh, has voting and investment control over the shares held by this entity.

(17) Peter D. Stent has voting and investment control over the shares held by these entities.

(18) JamesL. Kochman, managing partner of Alliant Partners, has voting and investment control over the shares held by this entity.

                              PLAN OF DISTRIBUTION


     The shares will be offered and sold from time to time by the selling shareholders for their own accounts. The selling shareholders may sell the shares in transactions in the over-the-counter market or in private transactions. These sales may be made at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may use one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

     o    privately negotiated transactions; and

     o    any other legally available means.

     If the selling shareholders use broker-dealers to sell their shares, the broker-dealers may receive discounts or commissions from the selling shareholders or the purchasers of shares for whom they acted as agent or to whom they may sell as principal. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders.

     The selling shareholders and any brokers or dealers acting in the sale of the shares offered under this prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act.

     Any shares of our common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144, rather than under this prospectus.

     We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

                                    BUSINESS

Overview

     We supply world class systems and network management products primarily to computer data centers and provide professional services to help our customers implement enterprise system management solutions. We also sell computer-aided manufacturing software and precision imaging equipment for the printed circuit board market.

Industry Background

     Increased Complexity in Data Center Operations. Computer data centers operate a wide range of computer devices that are used to perform automated tasks, such as:

     o    monitoring and controlling external equipment;

     o    data manipulation;

     o    data storage; and

     o    data retrieval.

     In recent years, systems and network management tools have become increasingly important to the efficient operation of computer data centers, which have evolved to perform more complex and diverse tasks. This growing complexity and diversity is in part due to the shift of emphasis from centralized computer centers, many of which were based upon mainframe technology, to large scale, networked distributed systems, known as local area networks and wide area networks. Distributed systems connect multiple computer workstations in one location or in numerous locations across a wide geographic area. Centralized computer centers use different devices, operating systems, configurations and applications, while distributed systems typically use only one of two operating systems: UNIX or Windows NT.

     Systems and network management tools perform one or more of the following primary functions:

     o    event management;

     o    problem or fault management;

     o    performance management;

     o    capacity management;

     o    storage management;

     o    enterprise scheduling;

     o    change management; and

     o    security management.

     Complexity and diversity in enterprise data center operation is widespread and a growing trend in the industry. In December 1998, the Gartner Group estimated that by 2003 80% of all data centers will be managing multiple platform environments. This estimate is based upon the fact that most application systems have long lives and relatively few applications move from one platform type to another during the life of the application. For example, Microsoft's Windows 95 application was designed to be used on personal computers and cannot be used on IBM's MVS operating system or the UNIX platform. As computer users adopt new platforms and computer technology, data centers must adapt to support a mixture of platforms and operating systems. In 2003, mainframe-based applications will likely still be in production and operating alongside applications designed for high-end UNIX servers and an increasing number of new applications will be targeted to Windows NT servers. As a result, data centers must adapt to support existing and future applications and operating systems.

     Market for Systems and Network Management Products. Systems and network management products are usually designed to be used with one of three computer platforms, either mainframes, UNIX-based computers or Windows NT workstations. The systems and network management market size is difficult to measure precisely because the market size frequently is defined as products sold only for one platform or some other aspect of the market, rather than for products sold for all platforms. For example, sales of all UNIX-based enterprise computing software in 1998 were approximately $30 billion and systems and network management software is a part of this total. We believe that total annual sales in the system and network management market was $6.8 billion at the end of 1996 and that this market has been growing at a rate of approximately 30% per year.

Our Products and Services

Monitoring Products and Services

     Virtual Command Center

     Our Virtual Command Center product is a computer system, consisting of hardware and software, that monitors and controls diverse computers in a data center from a single, master console. A console is a computer terminal with access to the internal operation of other computers. Our product can simultaneously manage servers, networks, mainframes and mid-range computers, such as those with UNIX, Microsoft and Windows NT platforms. We believe our Virtual Command Center system is a platform to which we can add new products to meet other systems and network management needs not currently met by existing competitive products. We intend to continue to provide new products through our internal research and development efforts or through acquisitions to meet changes in customer needs.

     Functions and Features. Our Virtual Command Center product is designed to perform three primary functions:

     o consolidate consoles into one monitor, known as a virtual console or single point of control;

     o    monitor and control the computers connected to the virtual console;
          and

     o automate most or all of the routine processes performed by computer operators in data centers.

     The Virtual Command Center is an external system that monitors and controls the mainframe and other data center computers from a workstation-quality reduced instruction set, RISC-based UNIX system computer, which is housed separately from the computers it controls.

     The primary feature of this product is that it allows centralized management and automated operations of multiple hardware platforms and networks on a local and remote basis. Users of our Virtual Command Center product can consolidate the management of entire data centers into a single workstation that provides the complete inter-connectivity and control over a network. This can be accomplished regardless of whether the computing devices comprising the data center are located in one location or distributed across the world. The product's ability to consolidate operational computer consoles reduces the need for operational staff, technical support and software licenses. Our Virtual Command Center product is easy to install and use and is scalable to accommodate data center growth. Other features include:

     o    access to enterprise-wide reports at various levels of the network;

     o    management of any task or computer console on local or remote basis;
          and

     o    automated warnings of potential or actual system problems.

     Differentiation from Software-Only Products. The majority of systems and network management products are represented by software-only products employing invasive software agents, known as active agents. Active agents are installed on each of the mission critical computing devices. Software agents can be either passive collectors of information or active searchers for information. Software that employs active agents is time consuming to install and by its nature activates the need for change control, which is one of the functions of systems and network management. Any new software must go through the change control process to determine compatibility with all other software deployed on the device. This process may be extensive depending on which systems and network management software is used.

     The Virtual Command Center is not designed to compete with the active agent software now prevalent in the industry. It is an external system that accepts the signals and information output of each of the devices to which it is connected. Consequently, it can use the infrastructure provided by native and non-native operational software to control the enterprise computing operations. The greater the information issuing from these devices, the more useful the Virtual Command Center becomes. Some of the other products we offer employ passive agents to collect information from host devices or networks before passing that information on to the Virtual Command Center.

     Global Watch MVS/SNA

     Global Watch MVS/SNA manages a customer's networked environment for IBM's mainframe-based NetView application. It can operate as a stand-alone or fully integrated basis with our Virtual Command Center system. Customers have confirmed it uses only approximately 5% of the processing capacity required by NetView. It also reduces exposure to network outages, improves average repair times on network problems and provides many analytic problem-solving tools.

     When Global Watch MVS/SNA is combined with our Virtual Command Center system, the customer can take advantage of the MVS Logical Console. The logical console enables the customer to receive and respond to status messages, in real time, from all logical partitions. Logical partitions divide a mainframe device into multiple internal devices or hard drives. The logical console allows the user to look at all partitions without having to access each partition. The status messages from each partition are displayed in a single logical console alert window in the Virtual Command Center system. There is no need for any customization on the host computer's devices and messages can be collected from a nearly infinite number of central processing units and logical partitions.

     By the end of 2000, we intend to reintroduce GlobalWatch using the standard Internet communications protocol and with the ability to link management information from mainframes and UNIX workstations. This will bring the functionality of GlobalWatch to additional platforms.

     AlarmPoint(TM)

     AlarmPoint is a notification software system designed to receive status messages from event and system management tools to alert the proper personnel of critical events. For example, if a customer's ATM banking management application detects that an ATM at a particular location is low on cash, AlarmPoint contacts the cash replenishment vendor to replenish cash in the machine before it runs out of cash. AlarmPoint can receive messages from leading system and network management tools, including Hewlett-Packard's OpenView, IBM's Tivoli TME, Computer Associates' Unicenter and Cabletron's SPECTRUM. Notification is given by a phone call, page, fax or e-mail with predefined automated messages. AlarmPoint can automatically recognize when a voicemail system or answering machine picks up the call and will leave a message or try an alternate contact. AlarmPoint can be installed on nearly every hardware platform or operating system. AlarmPoint can operate on a stand-alone or fully integrated basis with our Virtual Command Center product.

     Professional Services

     We offer system management services that help our customers to design and implement network and system management products to manage their information technology environment. We specialize in integrating multiple products into a complete enterprise-wide solution for corporate data centers. We support our Virtual Command Center product as well as implement the industry's leading system and network management products, including Hewlett-Packard's OpenView, BMC Software's COMMAND/POST and IBM's Tivoli TME.

     Our capabilities include:

     o    strategic planning and implementation;

     o    installation of enterprise system management tools;

     o    product training;

     o    product conversions; and

     o    consulting.

     In December 1998, we signed an agreement to provide system management services to State Farm Insurance. The initial term of the agreement is June 2000, which has been extended to December 2000. State Farm Insurance accounted for 30.4% of our net sales in 1999.

Printed Circuit Board Products

     We also manufacture and sell computer-aided manufacturing software and photoplotters, or precision imaging equipment, for the printed circuit board market. Our software is capable of designing, testing and repairing precision graphic designs. Our precision imaging equipment is used to help our customers build master printed circuit boards. We acquired these products from Lavenir Technology in September 1999.

Tape Library Storage Products

     Since April 1999, we have been supplying automated tape libraries used to backup, restore and archive information stored in networks on servers, personal computers and workstations, and on-line data storage subsystems. In December 1999, we approved a formal plan to sell this business. This business segment is presented in our financial statements as a discontinued operation. We cannot be certain when a sale will occur and how long we will continue to offer these products.

Sales and Marketing

     We sell primarily through direct sales using our sales force. Our direct sales force is supported by a dedicated telemarketing process and sales support team which produces written materials, CD-ROM presentations, VCR tape presentations and remote personal computer-based presentation routines which are available on the salespersons laptop computer.

     We also sell our products, excluding storage management products, through resellers and strategic arrangements with other companies that have products complementary to ours. For example, Hewlett-Packard has certified our AlarmPoint product for its OpenView network management product. Our software-only products may also be downloaded from our web-site for free trial for a limited time.

     Our professional services are sold directly to customers or through strategic alliances with companies such as BMC Software.

Competition

     Our Virtual Command Center product competes with internal monitoring software. This software monitors hardware and software applications in the computer in which the internal software is installed. Annual sales of systems and network management software were estimated to be $17 billion as of December 1998. According to Salomon Brothers' Server and Enterprise Hardware Report dated January 1999, this market is expected to grow to almost $26 billion by 2001.

     We compete with the following major products and companies in the system and network management industry:

        Products                Maker                   Base Platform
    -------------------   ------------------------   -------------------
    Net View              IBM                        Mainframe
    TME                   IBM's Tivoli subsidiary    Mid-range server
    Unicenter             Computer Associates        Mainframe
    COMMAND/POST          BMC Software               Mainframe
    OpenView              Hewlett-Packard            Mid-range server

     Most of the makers listed above are expanding their base focus to include other platforms through partnerships, acquisition or further internal development. All of these products use active agents and often take months or years to deploy throughout a company's computer network. The mainframe products of other makers can consolidate from 7 to 16 computer consoles. However, their technology does not allow significant console consolidation into one monitor. Due primarily to the invasive nature of the active software agent, we believe each of these products requires a significant number of people to install and maintain.

     Our AlarmPoint product competes against several other products, including products supplied by companies such as Telamon and Attention. We believe AlarmPoint has more features than other similar products currently available on the market. We have stratified the product to compete from a powerful entry level product to the sophisticated high end solution. The size of this specific market is difficult to measure since it is currently measured as part of the overall systems and network management software market.

     We have positioned ourselves initially in the professional services marketplace as niche oriented. This has allowed us to build a reputation without competing against large consulting services organizations, such as IBM and EDS. As our customer base grows, we believe we will compete more directly with these companies.

Research and Development

     The systems and network management industry is characterized by rapid technological change, including changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards. We believe that continued research and development efforts are an important factor in our ability to maintain technological competitiveness.

     Our recent research and development activities have been substantial. Other than the Virtual Command Center and Global Watch products, all of our products were developed in 1998. Our research and development costs were approximately $2.8 million in 1999 and approximately $1.3 million in 1998. We are currently focusing our product development efforts on extending the application of our software products across multiple platforms, including the various versions of UNIX and Linux.

Patents, Trademarks and Copyrights

     We have three patent issued and one patent pending for the Virtual Command Center and related products. Our trademarks include Global MAINTECH(TM), AlarmPoint(TM) and Datal(TM). In June 1999, we applied to register substantially all of our software products with the U.S. copyright office.

     We license hardware that is used in our Virtual Command Center product from Circle Corporation. Under the license, we can distribute the hardware worldwide, except in Japan. The initial term of this license expires on December 20, 2004.

Employees

     As of March 31, 2000, we had 82 full-time employees in our continuing operations.

                                   MANAGEMENT


Directors and Executive Officers

     The following table lists our current directors and executive officers:

Name                           Age         Position
----                           ---         --------
Trent Wong ................     40         Chief Executive Officer and Director
James Geiser ..............     50         Chief Financial Officer and Secretary
W. Patrick Kranz ..........     48         Chief Operating Officer
David H. McCaffrey ........     55         Director
John E. Haugo .............     64         Director
James G. Watson ...........     56         Director
William Howdon ............     56         Director

     Mr. Wong has served as our chief executive officer since November 1999. He served as our group president from September 1999 to November 1999. Mr. Wong has also served as president of Singlepoint Systems, Inc. since its acquisition by us in November 1998. Mr. Wong was president and co-founder of Singlepoint's predecessor company, Enterprise Solutions, Inc., from May 1994 until November 1998.

     Mr. Geiser has served as our secretary since September 1993 and as our chief financial officer since January 1994. Since 1991, Mr. Geiser has served as president of G&B Financial Advisory Services, a firm engaged in providing financial consulting services to corporations requiring financial restructuring.

     Mr. Kranz joined our company in January 2000 and has served as our chief operating officer since March 2000. From 1995 to 1999, Mr. Kranz was executive vice president of Minnesota Pizza Company, LLC. Mr. Kranz holds an M.B.A. from the University of Michigan and a B.S. from the University of Illinois. He is a certified public accountant.

     Mr. McCaffrey served as our chief executive officer from January 1995 until November 1999 and has served as a director since January 1995. Mr. McCaffrey also served as chief executive officer of our subsidiary, Global MAINTECH, Inc., from December 1994 until November 1999. Mr. McCaffrey served as president, chief executive officer and chief financial officer of Rimage Corporation from April 1989 to October 1994 and as a director of Rimage Corporation from November 1992 until October 1994.

     Mr. Haugo has served as a director since June 1997. Mr. Haugo is currently chief executive officer and chairman of the board of directors of MedServe Link Inc., a company that develops intranets to connect healthcare providers and payers. He was vice president and general manager of the Serving Software Group of HBO and Company from 1994 to 2000. Mr. Haugo also serves on the board of directors of St. Paul Software, Inc., Catalog Marketing Services, Inc. and Mediserve Information Systems, Inc.

     Mr. Watson became a director in May 1999. He joined Breece Hill in 1995 as vice president of strategic programs. In that capacity, he was responsible for all materials procurement, cost reductions programs, and key strategic relationships with Breece Hill's suppliers and subcontractors. He became president and chief executive officer of Breece Hill in September 1998. From 1993 to 1995, Mr. Watson served as vice president of marketing and sales for Areal Technology.

     Mr. Howdon became a director in May 1999 and serves as vice president of corporate development of Breece Hill. Mr. Howdon served as a director of Breece Hill from 1995 until 1999 and as vice chairman of the board from September 1998 until April 1999. Mr. Howdon has served as a director of several public and private companies, including the 20/20 Financial Group, BioDevelopment Corp. and First Fidelity Acceptance Corp.

Board Committees

     Before February 19, 1999, our board of directors did not have any standing audit, compensation, stock option or nominating committees. On February 19, 1999, our board of directors established an audit committee and a compensation committee.

     The audit committee, consisting of Messrs. Haugo and Howdon, reviews the results and scope of the audit and other services provided by our independent auditors, as well as our accounting principles and systems of internal controls, and reports the results of its review to the full board of directors and to management.

     The compensation committee, consisting of Messrs. Haugo and Howdon, makes recommendations concerning executive salaries and incentive compensation for employees and administers our 1999 stock option plan. The board of directors as a whole administers our 1989 stock option plan.

Directors' Compensation

     We do not pay any director's fees. We may reimburse our outside directors for expenses actually incurred in attending meetings of the board.

                MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements as a result of various factors, including those described in "Risk Factors." See "Forward-Looking Statements."

     In December 1999, we announced a planned sale of our Breece Hill business. We have classified our Breece Hill business as discontinued operations in our consolidated financial statements.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

     Net Sales. Net sales for the first quarter of 2000 were $2,090,000 compared to net sales for the first quarter of 1999 of $2,580,000. The $490,000 decrease is primarily related to decreased sales of our Virtual Command Center product. The decline in sales for our Virtual Command Center product is related to the impact of a patent suit filed in February 2000 which was settled in March 2000. While the patent claim was settled to avoid protracted and potentially costly litigation, the suit delayed the closing of several product sales until the second quarter of 2000.

     Cost of Sales. Cost of sales decreased in the first quarter of 2000 by $266,000. Cost of sales as a percentage of net sales decreased to 23% in the first quarter of 2000 from 29% in the first quarter of 1999. The majority of the decrease is related to a decrease in software amortization, which is due to the write-off of portions of capitalized software costs in the fourth quarter of 1999. As a result, gross margin as a percentage of net sales was 77% in the first quarter of 2000 compared to 71% in the first quarter of 1999.

     Selling General and Administrative. Selling, general and administrative costs were approximately $3,722,000 in the first quarter of 2000 compared to $1,669,000 in the first quarter of 1999. The increase of $2,053,000 is primarily due to an increase of approximately $1,204,000 from acquisitions made by us since March 31, 1999. The majority of that increase is related to salaries. The remaining increase is due to increases in payroll and professional expenses. Payroll increased in our Singlepoint Systems subsidiary and also in the portion of the business that we intend to return to Infinite Graphics. Professional expenses include legal, audit, investor relations expenses and other professional services. Legal expenses increased due to the divestitures of business units as well as expenses attributable to the patent lawsuit. Audit expenses increased due to the complexity of our acquisition and divestiture activities. Investor relations expenses were high in the first quarter of 2000 as a result of the special shareholders meeting held on April 5, 2000.

     Research and Development. Research and development costs were $119,000 in the first quarter of 2000 compared to $349,000 in the first quarter of 1999. The decrease of $230,000 is substantially due to decreases in payroll and staffing levels devoted to product research and development.

     Other Operating Expenses. Other operating expenses were approximately $2,227,000 in the first quarter of 2000, primarily for the expensing of purchased technology. While we believe the purchased technology has value, the technology has an insufficient history to provide evidence of satisfactory future cash flows, discounted at a rate commensurate with the risks involved as determined in the fourth quarter of 1999.

     Other Income and Expenses. Other income and expenses consist of interest expense, amortization of debt issue costs and interest income. The increase of approximately 164,000 in interest expense is due to the increase in debt since March 31, 1999. The amortization of deferred debt costs declined due to the full amortization or write-off of unamortized debt issuance costs subsequent to March 31, 1999.

     We have granted registration rights to the holders of 7,400 shares of our Series D, E and F convertible preferred stock that require us to register the shares of common stock underlying these convertible securities. If the registration statement registering those shares is not declared effective by the SEC by:

     o the 90th day after January 19, 2000 for the Series D convertible preferred stock;

     o the 120th day after December 30, 1999 for the Series E convertible preferred stock; or

     o the 120th day after February 23, 2000 for the Series F convertible preferred stock,

then we must pay to each holder affected by the event listed above an amount equal to 2% of the stated purchase price of the series of convertible preferred stock held by the holder. The amount will increase to 3% of the stated purchase price per month for each subsequent monthly period until the event listed above is cured. The aggregate stated purchase price was approximately $2.7 million for the Series D stock, approximately $2.7 million for the Series E stock and 2.0 million for the Series F stock. As of May 16, 2000, the registration statement is not effective and, unless we obtain a waiver, we will begin to incur these expenses during the second quarter of 2000.

     Loss from Discontinued Operations. The loss on disposal of discontinued operations of $1,664,000 in the first quarter of 2000 reflects a charge to increase our earnout liability to the former shareholders of Breece Hill.

Fiscal Year Ended December 31, 1999 Compared to Fiscal Year Ended December 31, 1998

     Net Sales. Net sales for the year ended December 31, 1999 were $9,831,000 compared to net sales of $6,209,000 in the year ended December 31, 1998. Systems sales were $2,876,000 in 1999 compared to $4,246,000 in 1998. The decrease in system sales between 1999 and 1998 was primarily due to reduced sales of our Virtual Command Center product.

     Maintenance fees on previously sold systems were $1,299,000 in 1999 compared to $948,000 in 1998. The increase in maintenance fees relates to fees on new products in 1999. Consulting fees were $3,458,000 in 1999 compared to $704,000 in 1998. The increase in consulting fees in 1999 is due to the increased consulting fees earned by our subsidiary Singlepoint Systems, which we acquired in November 1998.

     Other revenues increased to $2,199,000 in 1999 from $312,000 in 1998. Other revenues primarily consist of software product sales, which increased significantly in 1999 due to the inclusion of Singlepoint Systems and the printed circuit board division sales for the full year.

     Cost of Sales. Cost of sales as a percentage of net sales decreased to 36.9% in 1999 from 37.4% in the prior year. This decrease is primarily related to higher consulting fees in 1999. The amortization of software development costs was $1,916,000 in 1999 compared to $957,000 in 1998. The materials component of sales, which is related to sales volume, also decreased in 1999 as a percentage of net sales compared to 1998. Cost of sales for 1999 includes $210,000 for writedown of inventory, primarily component parts for our Virtual Command Center product. Gross margin from continuing operations in 1999 was 63.1% compared to 62.6% in 1998.

     Selling, General and Administrative. Selling, general and administrative costs were $12,855,000 in 1999 compared to $4,414,000 for 1998. The year-to-year increase of $8,441,000 is related to non-cash equity transactions and to acquisitions. In 1999, we recorded $2,850,000 as non-cash equity expenses for issuance of 648,000 shares of common stock for a financial investment advisory program begun on August 30, 1999 and extending into April 2001. The terms of the contract under which these shares were issued require us to reflect this cost at the start of the program. We do not expect to incur any significant cash expenditures for this program, which was not in force in 1998.

     Selling, general and administrative expenses attributable to the assets acquired from Lavenir Technologies, Inc. on September 29, 1999 were $628,000. Selling, general and administrative expenses attributable to acquisitions and start-up operations made during 1998 increased $4,022,000 over the prior year as a result of including those operations for the full year in 1999. Expense categories with significant increases are legal, accounting, rent and advertising. The increases in legal and accounting are related to the amount of our financing and acquisition activities in 1999. Rent increased as a result of our additional space requirements for which multiple year commitments were made during 1998. The increase in advertising expenses is consistent with the additional products we sell and the development of materials for distribution to potential customers.

     In the fourth quarter of 1999, we took action to reduce expenses in our Virtual Command Center system business, primarily in the software development function, and reduced the number of employees by approximately 20 from a total of 40 in the Virtual Command Center product and corporate administration areas.

     Research and Development. Research and development costs were approximately $2,830,000 in 1999 compared to $1,291,000 in 1998. The increase of $1,539,000 in
1999 is primarily due to the amortization of purchased technology and partially due to the increased number of employees devoted to the development function in the first nine months of the year.

     Other Operating Expenses. Other operating expenses of $5,442,000 for 1999 consist of restructuring charges for writedowns of capitalized software development costs, purchased technology and equipment. In the fourth quarter of 1999, we determined that capitalized development costs with a net book value of $1,938,000 would not be recoverable due to our decision to use different tools and techniques in future development. We also entered into settlement discussions with Infinite Graphics to transfer back specified assets previously acquired by us and to resolve mutual claims. This resulted in a charge of $2,470,000, primarily for the writedown of purchased technology. Equipment writedowns were due to staffing reductions in the fourth quarter that reduced the need for research and development equipment.

     Other Income and Expenses. Other income and expenses in 1999 consisted of interest expense, interest income and expenses related to the issuance of debt and equity. The increased interest expense is due to the higher level of debt during 1999. Notes payable were $5,458,000 as of December 31, 1999 compared to $2,295,000 as of December 31, 1998. Other expense for 1999 includes non-cash interest expense of approximately $768,000 for penalty interest related to the delay in the registration of the underlying common stock into which Series B and Series C convertible preferred stock are convertible and approximately $1,658,000 for the intrinsic value of warrants issued to lenders. In 1998, other expense also includes approximately $412,000 for amortization and writeoff of debt issuance costs. The majority of interest income in 1998 is primarily due to lease income where we have acted as lessor of our Virtual Command Center systems. These lease activities did not occur in 1999.

     Loss from Discontinued Operations. Loss from discontinued operations was $4,410,000 and loss on disposal of discontinued operations was $16,357,000 in 1999. These amounts relate to our decision to sell our Breece Hill subsidiary, which we acquired in April 1999. We determined that Breece Hill would require additional capital funding and decided to sell Breece Hill to focus capital resources on our core software products and services businesses. The loss from discontinued operations includes $2,920,000 of amortization of purchased technology.

Liquidity and Capital Resources

     As of March 31, 2000, we had negative working capital of $18,011,000 compared to negative working capital of $17,438,000 as of December 31, 1999. The increase is primarily due to the increase in net liabilities of discontinued operations of $1,539,000, and a liability for purchased technology of $750,000 which was partially offset by a paydown of notes payable from proceeds of equity raised in the first quarter of 2000.

     Net cash used in operating activities for the quarter ended March 31, 2000 was $2,324,000. The major adjustments to reconcile the net loss in the first quarter of 2000 to net cash used in operating activities were depreciation and amortization of $1,015,000 and loss from discontinued operations of $1,539,000 and a non-cash loss from purchased technology write-offs of $1,800,000. Cash used by changes in operating assets and liabilities was $305,000. With respect to operating assets, cash of $107,000 was provided by current assets primarily from a decrease in accounts receivable and cash of approximately $412,000 was used by current liabilities primarily by reductions in accounts payable and other accrued liabilities.

     Net cash used in operating activities was approximately $1,189,000 for the year ended December 31, 1999. The major adjustments to reconcile the 1999 net loss of $38,897,000 to the net cash used in operating activities were the loss from discontinued operations and the loss on disposal of discontinued operations, both of which relate to our decision to sell our Breece Hill subsidiary. In 1999, we had a writedown of assets totaling $5,441,000 and issued equity instruments for services and payments of interest totaling $3,001,000. Depreciation and amortization was $6,419,000 in 1999 compared to $1,611,000 in 1998. For 1999, cash used by changes in operating assets and liabilities was attributable to an increase in accounts receivable and prepaid expenses of $634,000, offset in part by an increase in accounts payable of $912,000, an increase in accrued interest and penalties of $804,000 and an increase in accrued liabilities of $567,000.

     Cash used by investing activities in the quarter ended March 31, 2000 was approximately $256,000. This primarily reflects an investment in purchased technology of $100,000, net purchases of property and equipment of $122,000, and investment of $56,000 in patents.

     Cash used by investing activities in the year ended December 31, 1999 was approximately $6,801,000. These activities included purchases of property and equipment of $443,000, investment in software development of $2,691,000 and purchases of companies of $3,587,000. The investment in software development for 1999 represents costs incurred after technological feasibility has been established for the development of enhancements to one or more particular software programs occurring in the first nine months of our fiscal year. In the last quarter of 1999, we decided to change the direction of our software development program and significantly curtailed our software development costs. We wrote off $1,938,000 of these costs in 1999. The investment in property and equipment in 1999 also occurred substantially in the first nine months of the year.

     Net cash provided by financing activities was approximately $1,701,000 in the quarter ended March 31, 2000. This reflects net proceeds of approximately $2,370,000 from the issuance of Series D and Series F convertible preferred stock and net cash of approximately $506,000 from the issuance of common stock as a result of the exercise of stock options. We also received $110,000 in proceeds from a note receivable. These proceeds were partially offset by the $1,284,000 reduction of notes payable.

     Net cash provided by financing activities was approximately $9,498,000 in the year ended December 31, 1999. This is attributable to approximately $3,862,000 in proceeds from the issuance of Series C and Series E convertible preferred stock and $2,637,000 from the sale of common stock. Cash was also provided from the issuance of long-term debt in the amount of approximately $4,311,000, offset by the disbursement for deferred debt costs of approximately $139,000. In 1999, we made payments of $1,232,000 on long-term debt.

     We will need to raise additional capital to support operations through the second quarter. We expect that our Breece Hill subsidiary will not be a substantial drain on our cash resources and believe that Breece Hill will be sold during the year 2000. We believe our working capital will improve as our profitability improves. We expect our profitability to improve as a result of further increases in sales and the expense reduction programs implemented during fourth quarter of 1999. Nevertheless, we can provide no assurance as to our future profitability, the availability of additional equity or debt financing, or the completion of our projected asset and business sales.

Recent Developments

     Proposed Sale of Breece Hill Technologies, Inc. On February 3, 2000, we entered into a stock purchase agreement with Tandberg Data ASA, Hambrecht & Quist Guaranty Finance LLC, Greyrock Capital and Cruttenden Roth, Incorporated, under which Tandberg would purchase our Breece Hill subsidiary. The transaction required approval by both our and Tandberg's shareholders. Our shareholders approved the transaction at a special meeting held on April 5, 2000. Tandberg has informed us that it does not believe that its shareholders will approve the transaction and suggested that the parties terminate the agreement. We are considering appropriate courses of action to pursue, including seeking another potential acquirer.

     Listing on Nasdaq SmallCap Market. On April 19, 2000, Nasdaq notified us that it closed our application for listing on the Nasdaq SmallCap Market because our share price had fallen below $4.00, the minimum closing bid price required for initial inclusion in the SmallCap Market. Nasdaq also noted that we did not file our 1999 Annual Report in a timely manner. We filed a Notification of Late Filing on Form 12b-25 with the SEC on March 31, 2000 and our Annual Report would have been considered timely if filed on or before April 14, 2000. Because of the complexities of our operations, acquisitions and discontinued operations we were not able to finalize our financial statements until after that date. We expect to reapply for listing on the SmallCap Market as soon as we meet the SmallCap Market's requirements for initial inclusion.

     Proposed Sale of Lavenir Software Operations. On March 24, 2000, we entered into a letter of intent with a third party to sell substantially all of the software rights, including the source code, trademarks and copyrights relating to a suite of computer-aided design and manufacturing software. We originally acquired these assets and rights from Lavenir Technology, Inc. in September 1999. In April 2000, we and the third party mutually agreed to terminate the letter of intent and not to proceed with the proposed sale. We will continue to operate the Lavenir software business and may seek other potential acquirers of this business.

     Proposed Settlement Agreement with Infinite Graphics Incorporated. We entered into a letter of intent with Infinite Graphics to transfer back assets used in computer-aided design and manufacturing software systems and to terminate the related software licenses in exchange for the release of our contingent consideration payment obligation under the original asset purchase agreement. We originally acquired the assets and licenses from Infinite Graphics in February 1998. Because we were unable to reach an agreement with Infinite Graphics, we have returned the assets effective as of May 1, 2000 and are no longer operating or supporting this software business.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table shows information about the beneficial ownership of our voting securities as of May 22, 2000 by:

     o each person known to us to beneficially own more than 5% of any class of our voting securities;

     o each of our executive officers named in the summary compensation table;

     o    each of our directors; and

     o    all of our directors and executive officers as a group.

     Shares of common stock subject to options, warrants and convertible securities that are exercisable within 60 days of May 22, 2000 are treated as outstanding for purposes of computing the percentage ownership of the person holding those options, warrants or convertible securities. Those shares, however, are not treated as outstanding for purposes of computing the percentage ownership of any other person.

     The address of each shareholder is c/o 7578 Market Place Drive, Eden Prairie, Minnesota 55344. Except as otherwise indicated in the footnotes to the table, each of the shareholders identified below has sole voting and investment power for all shares shown as beneficially owned by that shareholder.

                                 Common Stock                                Preferred Stock
                              Beneficially Owned                           Beneficially Owned
                          ----------------------------  ----------------------------------------------------------
                                                         Number of      Percentage     Number of     Percentage
                                                         Shares of       of Shares     Shares of      of Shares
                          Number of       Percentage      Series A      of Series A     Series B     of Series B
Name                        Shares        of Shares        Stock           Stock         Stock          Stock
------------------------- ------------   -------------  --------------  -------------  ------------  -------------
Trent Wong ..............     284,200             4.7%             --             --            --             --
David H. McCaffrey ......     564,000(1)          9.4%             --             --            --             --
John E. Haugo ...........      31,000(2)          0.5%             --             --            --             --
James G. Watson .........     130,000             2.2%
William Howdon ..........      60,000             1.0%
Donald Fraser ...........       5,334(3)          0.1%         26,670           47.6%           --             --
James Lehr ..............       2,134(3)          0.1%         10,670           19.0%           --             --
Donald Hagen ............       1,067(3)          0.1%          5,335            9.5%           --             --
Henry Mlekoday ..........       1,334(3)          0.1%          6,670           11.9%           --             --
Douglas Swanson .........       1,334(3)          0.1%          6,670           11.9%           --             --
Aaron Boxer Rev Trust
   u/a dtd 8/1/89(5) ....      11,946(4)          0.2%             --             --         3,446            5.1%
WCN/GAN Partners, Ltd. ..     409,026             6.8%             --             --            --             --
John M. Liviakis ........     753,000            13.1%             --             --            --             --
Industricorp & Co. FBO
   1561000091 ...........      17,334(5)          0.3%             --             --         5,000            7.4%
John O. Hanson ..........      21,320(6)          0.4%             --             --         6,150            9.2%
Crow 1999 CRUT ..........      11,734(7)          0.2%             --             --         3,385            5.0%
Nash, LLC ...............     537,805(8)          9.3%             --             --            --             --
All officers and
   directors as a group
   (7 persons) ..........   1,133,200(9)         17.3%             --             --            --             --

----------

(1) Includes 254,000 shares of common stock issuable upon the exercise of outstanding options.

(2) Includes 15,000 shares of common stock issuable upon the exercise of outstanding options.

(3) Shares issuable upon the conversion of Series A convertible preferred stock.

(4) Consists of 5,973 shares issuable upon the conversion of Series B convertible preferred stock, assuming a conversion price of $3.75, and 5,973 shares issuable upon the exercise of warrants.

(5) Consists of 8,667 shares issuable upon the conversion of Series B convertible preferred stock, assuming a conversion price of $3.75, and 8,667 shares issuable upon the exercise of warrants.

(6) Consists of 10,660 shares issuable upon the conversion of Series B convertible preferred stock, assuming a conversion price of $3.75, and 10,660 shares issuable upon the exercise of warrants.

(7) Consists of 5,867 shares issuable upon the conversion of Series B convertible preferred stock, assuming a conversion price of $3.75, and 5,867 shares issuable upon the exercise of warrants.

(8) Consists of 487,805 shares issuable upon the conversion of Series E convertible preferred stock, assuming a conversion price of $1.36, and 50,000 shares issuable upon the exercise of warrants.

(9) Includes 743,200 shares of common stock issuable to all officers and directors as a group upon the exercise of outstanding options.

                             EXECUTIVE COMPENSATION

Summary Compensation Table


     The following table provides the cash compensation awarded to or earned by our chief executive officer and any employee who earned in excess of $100,000 during the year ended December 31, 1999. No other executive officer earned salary and bonus in excess of $100,000 during the year ended December 31, 1999.


                                                                                      Long Term Compensation
                                                  Annual Compensation                          Awards
                                       -------------------------------------------  -----------------------------
                                                                                       Securities Underlying
    Name and Principal Position            Year          Salary          Bonus           Options
-------------------------------------  -------------  -------------  -------------  -----------------------------
Trent Wong (1) ......................      1999       $     21,500         $   --        117,000
   Chief Executive Officer

David H. McCaffrey (2) ..............      1999            103,500             --             --
                                           1998             90,000          8,000         36,000
                                           1997             97,000             --         50,000

----------

(1)  Mr. Wong has served as chief executive officer since November 8, 1999.
(2) Mr. McCaffrey served as chief executive officer from January 4, 1995 to November 8, 1999.

Stock-Based Compensation

     The following table provides information concerning individual grants of stock options made to the persons named in the Summary Compensation Table above. No stock appreciation rights were granted or exercised for the year ended December 31, 1999.


                      Option Grants in Last Fiscal Year

                                                                    Individual Grants
                                            -------------------------------------------------------------------
Name                                          Number of         % of Total
                                              Securities          Options           Exercise
                                              Underlying        Granted to          or Base
                                               Options         Employees in          Price        Expration
Name                                           Granted          Fiscal Year        ($/Share)         Date
------------------------------------------  ---------------   ----------------    ------------   --------------

Trent Wong (1) ............................        117,600               13.1%    $      6.25      07/28/04
David H. McCaffrey ........................             --                 --              --         --

----------------
(1)  The right to purchase 117,600 shares will vest on May 31, 2000.

     The following table provides information concerning stock option exercise and the value of unexercised options at December 31, 1999 for the named executive officers.

                       Aggregated Option Exercises in 1999
                           and Year End Option Values

                                                          Number of Securities         Value of Unexercised
                                                         Underlying Unexercised            In-the-Money
                              Shares                        Options at FY-end            Options at FY-end
                           Acquired on      Value      ---------------------------- ----------------------------
Name                         Exercise      Realized    Exercisable   Unexercisable  Exercisable  Unexercisable
-------------------------- ------------- ------------- ------------  -------------- ----------------------------
Trent Wong                           --            --           --         284,200  $          0 $      781,000(1)
David H. McCaffrey                   --            --      254,000               0  $  1,651,160 $            0(2)

---------------

(1) Mr. Wong believes his stock options have no value, based on the low trading volume of the common stock and the restrictive trading rules applicable to insiders. Nonetheless, for reporting purposes only, Mr. Wong's unexercised in-the-money options have a value of $781,000 calculated based on the difference between the fair market value of $9.00 of the 284,000 shares of common stock underlying in-the-money options at year end and the exercise price of the options at February 23, 2000.

(2) Mr. McCaffrey believes his stock options have no value, based on the low trading volume of the common stock and the restrictive trading rules applicable to insiders. Nonetheless, for reporting purposes only, Mr. McCaffrey's unexercised in-the-money options have a value of $1,651,160, calculated based on the difference between the fair market value of $9.00 of the 254,000 shares of common stock underlying in-the-money options at year end and the exercise price of the options at February 23, 2000.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "GLBM." Before November 12, 1996, our common stock was quoted on the Nasdaq Small Cap Market under the symbol "GBMT." Our common stock has been listed on the Frankfurt Stock Exchange since September 7, 1999.

     As of May 22, 2000, we had approximately 3,165 shareholders of record of its common stock. The following table shows the high and low bid quotations for our common stock as reported in the over-the-counter market during the periods indicated. These quotations represent prices quoted between dealers, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. We effected a one-for-five reverse stock split of our common stock and our Series B convertible preferred stock on September 2, 1999. All prices below are shown as if that split had occurred before the periods presented.

    1998                                               High         Low
    ----                                            -----------  -----------
    First Quarter.................................  $    13.75   $     9.40
    Second Quarter................................       13.75         9.70
    Third Quarter.................................       11.70         5.65
    Fourth Quarter................................        8.45         5.30

    1999
    ----
    First Quarter.................................  $    12.19   $     7.19
    Second Quarter................................        9.84         5.94
    Third Quarter.................................       12.25         6.09
    Fourth Quarter................................        8.16         5.13

    2000
    ----
    First Quarter.................................  $    10.37   $     6.25
    Second Quarter (through May 22, 2000).........        5.75         2.47


                                 DIVIDEND POLICY

     We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We are currently accruing dividends on our Series B, Series D, Series E and Series F convertible preferred stock at the annual rate of 8% per year, payable at our option in either cash or common stock. No dividends are payable until the preferred stock is converted to common stock.


                          DESCRIPTION OF CAPITAL STOCK

     At our special meeting of shareholders on April 5, 2000, our shareholders approved an amendment to our Articles of Incorporation to increase our authorized capital stock to 18,500,000 shares. As of May 22, 2000, there were 5,782,260 shares of common stock outstanding. Our board of directors has designated from our authorized capital stock 887,980 shares of Series A convertible preferred stock, 123,077 shares of Series B convertible preferred stock, 1,675 shares of Series C convertible preferred stock, 2,775 shares of Series D convertible preferred stock, 2,675 shares of Series E convertible preferred stock, and 2,000 shares of Series F convertible preferred stock.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors, so that the holders of more than 50% of the aggregate voting power of the outstanding common stock and preferred stock can elect all directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available for dividends and in liquidation proceedings. Holders of common stock have no preemptive rights to subscribe for additional shares from us. The common stock is not subject to redemption.

Preferred Stock

     Our articles of incorporation authorize our board of directors, without further shareholder action, to issue preferred stock in one or more classes or series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and other rights and preferences, of the preferred stock. The issuance of preferred stock could adversely affect the voting, dividend and other rights of the holders of our common stock.

     As of May 22, 2000, we had:

     o 86,896 shares of Series A convertible preferred stock outstanding, which were held of record by approximately 6 shareholders;

     o 51,632 shares of Series B convertible preferred stock outstanding, which were held of record by 25 shareholders;

     o 2,725 shares of Series D convertible preferred stock outstanding, which were held of record by 7 shareholders;

     o 2,675 shares of Series E convertible preferred stock outstanding, which were held of record by 3 shareholders; and

     o 2,000 shares of Series F convertible preferred stock outstanding, which were held of record by 1 shareholder.

     No shares of Series C convertible preferred stock are currently outstanding.

     Voting Rights. The holders of Series A and Series B convertible preferred stock are entitled to vote on all matters submitted to a vote of shareholders. The number of votes for each share held of record equal to the number of shares of common stock into which each share of preferred stock is then convertible. The holders of Series D, Series E and Series F convertible preferred stock have no voting rights, unless we intend to issue shares of preferred stock which could adversely affect the rights of those holders, or voting is required by law. There is no cumulative voting for the election of directors.

     Dividends. Holders of Series A stock are entitled to receive ratably any dividends declared by any board of directors. Holders of Series B, Series D, Series E and Series F convertible preferred stock are entitled to receive dividends at an annual rate of 8% per share. Dividends on the Series B, Series D, Series E and Series F convertible preferred stock are cumulative and are only payable upon conversion of the corresponding series of preferred stock.

     At our option, we may pay dividends in cash or shares of common stock. The number of shares of common stock issuable as a dividend on the Series B convertible preferred stock will equal the total dividend payment then due divided by the average closing bid price of the common stock for the 10 consecutive trading days immediately before the payment of the dividends. The number of shares of common stock issuable as a dividend on the Series D, E and F convertible preferred stock will equal the total dividend payment then due divided by the conversion price in effect on the date that the dividend payment is due.

     Conversion. Each series of our convertible preferred stock is immediately convertible into shares of common stock at the option of the holder. The calculation for determining the number of shares of common stock into which our convertible preferred stock is convertible is described below:

     o Series A preferred stock. For each share of Series A convertible preferred stock, the holder will receive that number of shares of common stock which equals the number obtained by dividing $0.375 by the conversion price of $1.875.

     o Series B preferred stock. For each share of Series B convertible preferred stock, the holder will receive that number of shares of common stock which equals the per unit purchase price of $32.50 divided by the conversion price. The conversion price is based on 80% of the average closing bid price of the common stock for the 20 consecutive trading days immediately before the conversion date. The conversion price may not be more than $12.50 or less than $3.75 per share.

     o Series D preferred stock. For each share of Series D convertible preferred stock, the holder will receive that number of shares of common stock which equals the per share purchase price of $1,000 divided by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of our common stock during the 15 days immediately before the conversion date or $5.4375.

     o Series E preferred stock. For each share of Series E convertible preferred stock, the holder will receive that number of shares of common stock which equals the per share purchase price of $1,000 divided by the conversion price. The conversion price equals the lesser of 70% of the average of the three lowest closing bid prices of our common stock during the 15 trading days immediately before the conversion date or $5.125.

     o Series F preferred stock. For each share of Series F convertible preferred stock, the holder will receive that number of shares of common stock which equals the per share purchase price of $1,000 divided by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of our common stock during the 15 trading days immediately before the conversion date or $6.75.


     The table below shows the total number of shares of common stock into which each series of our convertible preferred stock is convertible as of May 22, 2000, based on the conversion prices described above.

                                                                                                 Shares of
                                                                                                  Common
                                                    Number of                                      Stock
                                                    Preferred                                    Issuable
                                                      Shares               Conversion              Upon
Series of Preferred Stock                          Outstanding                Price             Conversion
--------------------------------------------   --------------------      --------------      -----------------
Series A....................................                 86,896      $        1.875                 17,379

Series B....................................                 51,632      $        12.50                134,660
                                                                         $         3.75                448,865

Series D....................................                  2,725      $       5.4375                651,149
                                                                         $         2.30              1,184,783

Series E....................................                  2,675      $        5.125                517,073
                                                                         $        1.836              1,456,972

Series F....................................                  2,000      $         6.75                296,296
                                                                         $         2.30                869,565

     The table below shows the date on which our convertible preferred stock will automatically convert into common stock.


Series of Preferred Stock                             Mandatory Conversion Date
-------------------------                             -------------------------
Series B............................................  September 23, 2001
Series D............................................  January 19, 2002
Series E............................................  December 30, 2001
Series F............................................  February 23, 2002

     The Series B convertible preferred stock automatically converts only if the underlying shares of common stock are registered under the Securities Act and our common stock is quoted on Nasdaq. The Series A convertible preferred stock does not automatically convert into common stock.

     Ownership Limitation. A holder may not convert shares of convertible preferred stock if after conversion the holder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. This limitation does not apply to an automatic conversion.

     Redemption.We have the option to redeem all of our outstanding Series D, Series E and Series F convertible preferred stock at a redemption price equal to the greater of:

     o 130% of the stated value of $1,000 per share for the Series D convertible preferred stock and 125% of the stated value of $1,000 per share for the Series E and Series F convertible preferred stock, plus accrued dividends on the shares; or

     o the dollar value obtained if the convertible preferred stock had been converted and the underlying shares were sold at the closing bid price on the redemption notice date.

     We do not have the right to redeem the Series A or Series B convertible preferred stock.

Warrants and Options

     As of May 22, 2000, we had outstanding options to purchase 1,423,286 shares of common stock with a weighted average exercise price of $8.31 per share. These options expire between August 16, 2001 and January 4, 2005.

     As of May 22, 2000, we also had outstanding warrants to purchase a total of 1,883,226 shares of common stock, with a weighted average exercise price of $11.13 per share. These warrants are all currently exercisable and expire between December 31, 2000 to March 1, 2006.

     All of our outstanding warrants and options provide for anti-dilution adjustments if there are changes in our corporate structure, such as mergers, consolidations, reorganizations, recapitalizations, stock dividends, or stock splits.

Anti-Takeover Provisions of the Minnesota Business Corporation Act

     The provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board. They are also designed to discourage an unsolicited takeover of us if our board determines that a takeover is not in our best interests and the interests of our shareholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

     Section 302A.671 of the Minnesota Business Corporation Act applies, with exceptions, to any acquisition of our voting stock from a person other than us, and other than in some mergers and exchanges to which we are a party, that results in the beneficial ownership of 20 percent or more of the voting stock then outstanding. Section 302A.671 requires approval of the acquisition by a majority vote of our shareholders before its consummation. In general, shares acquired in the absence of that approval are denied voting rights and are redeemable at their then fair market value by us within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

     Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or by any subsidiaries, with any shareholder that purchases ten percent or more of our voting shares within four years from the date the shareholder first acquired ten percent or more ownership in our company. The business combination may be permitted if it is approved by a committee of all of the disinterested members of our board of directors before the date the shareholder first acquired ten percent or more ownership interest.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Norwest Bank, Minnesota N.A.


Limitation of Liability and Indemnification Matters

     Our restated articles of incorporation limit the liability of directors to the maximum extent permitted by Minnesota law. Our restated articles of incorporation include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to the corporation or our shareholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o    under Sections 302A.559 or 80A.23 of the Minnesota Statutes; and

     o for any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that we will indemnify our officers and directors to the extent permitted by Minnesota law.

                           RELATED PARTY TRANSACTIONS

     On December 16, 1996, based on the advice of our financial advisor, Bob Donaldson exercised stock options to purchase 146,000 shares of common stock, David McCaffrey exercised stock options to purchase 168,000 shares of common stock and Jim Geiser exercised stock options to purchase 48,000 shares of common stock. They each paid their exercise prices in the form of personal promissory notes payable to us, totaling $109,000 for Mr. Donaldson, $126,000 for Mr. McCaffrey and $59,000 for Mr. Geiser. Each promissory note bears an interest rate of 5.75% per year and is scheduled to be repaid no later than the termination date of the option. Mr. Donaldson repaid his promissory note in full on March 2, 2000 and Mr. Geiser repaid his promissory note in full on November 15, 1999. Mr. McCaffrey intends to repay his personal note in full by June 30, 2000. Mr. Donaldson is a former director and president, David McCaffrey is one of our directors and Jim Geiser is our chief financial officer and secretary.

     Effective January 1, 1995, we entered into a written employment agreement with James Geiser. This agreement had an initial term of three years, which ended on January 1, 1998, and automatically renews for additional one-year periods unless we notify Mr. Geiser of our intent not to renew the agreement at least 90 days before the end of the then-current term. This agreement does not specify the amount of the salary to be paid to Mr. Geiser. Mr. Geiser's salary is established from time to time by the Board. Mr. Geiser's salary currently is less than $100,000. This agreement contains a provision on repayment of Mr. Geiser's expenses that are reasonably incurred in the performance of his duties. If we terminate Mr. Geiser's employment without cause, Mr. Geiser is entitled to receive his annual salary for the remainder of the then-current term of the agreement.

     On February 25, 2000, we entered into an agreement to purchase the Global Watch product from Dabew, Inc. Mr. Freedman, our vice president of development, owns Dabew. We have agreed to pay to Dabew the following consideration:

     o $400,000 in cash, payable in four equal installments beginning on February 28, 2000 and ending on December 31, 2001;

     o 70,600 shares of our common stock, issuable in four equal installments beginning on February 28, 2000 and ending on December 31, 2000; and

     o options to purchase 100,000 shares of common stock at an exercise price equal to the average closing bid and asked price of our common stock on January 31, 2000.

     On March 28, 2000, we entered into a technology purchase agreement with XO Technology for the purchase of our PhonePoint technology. The sale is for a non-exclusive license of the product and a development contract to assist in the enhancement of the technology for XO Technology's specific use. Under the agreement, XO Technology has agreed to pay us approximately $750,000, payable in cash or stock, upon its acceptance of the technology. As of the date of this prospectus, acceptance has not occurred. We also will have one seat on the board of directors of XO Technology.

                                LEGAL PROCEEDINGS

     On February 15, 2000, we and our wholly owned subsidiary, Global MAINTECH, were named as defendants in a patent infringement suit brought by K. Brent Johnson and I.D.G. Incorporated in federal court for the Northern District of Oklahoma. The suit alleged that our VCC product, when monitoring a mainframe computer, infringed on a patent held by the plaintiffs. Although we believe that the plaintiffs' claims were without merit, we settled the claims on March 16, 2000 to avoid protracted and costly litigation.

     There are no material legal proceedings pending against us.

                             DESCRIPTION OF PROPERTY

     Our headquarters are located at 7578 Market Place Drive, Eden Prairie, MN 55344. We lease 17,369 square feet at this location under a lease that expires on September 30, 2000. In conjunction with our recent acquisitions, we acquired leases for 53,590 square feet of office space in Boulder, Colorado, 2,062 square feet of office space in San Jose, California, and 12,000 square feet of office space in Pleasant Hill, California. These are net leases that provide for monthly payments through October 31, 2002. We or one of our subsidiaries are responsible for utilities, insurance and other operating expenses at all locations. We expect to relocate our headquarters to San Jose, California by June 30, 2000.

                                     EXPERTS

     Our financial statements as of December 31, 1999 and 1998, and for each of the years in the two- year period ended December 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included in this prospectus, given on their authority as experts in accounting and auditing.

    The Report of KMPG LLP contains an explanatory paragraph that states that we have suffered losses from operations and have a working capital deficiency and an accumulated deficit that raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The report of KPMG LLP also refers to our change in the method of accounting for depreciation.

                                  LEGAL MATTERS

     The validity of the shares offered under this prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

     We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. You may inspect and copy our reports, proxy statements and other information at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of this material at published rates from the public reference branch of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access our SEC filings over the Internet at the Commission's website at http:www.sec.gov.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report.................................................F-2


Consolidated Balance Sheets as of December 31, 1999 and 1998.................F-3


Consolidated Statements of Operations for the years ended
December 31, 1999 and 1998...................................................F-5


Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1999 and 1998.............................................F-6


Consolidated Statements of Cash Flows for the years ended
December 31, 1999 and 1998...................................................F-7


Notes to Consolidated Financial Statements...................................F-8


Consolidated Balance Sheet as of March 31, 2000 (unaudited).................F-29


Consolidated Statements of Operations for the three months ended
March 31, 2000 and 1999 (unaudited).........................................F-32


Consolidated Statements of Cash Flows for the three months ended
March 31, 2000 and 1999 (unaudited).........................................F-33


Notes to Unaudited Consolidated Financial Statements........................F-34

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Global MAINTECH Corporation:

We have audited the accompanying consolidated balance sheets of Global MAINTECH Corporation and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global MAINTECH Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and has a working capital deficiency and an accumulated deficit that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for depreciation.






                                                                    /s/ KPMG LLP

Minneapolis, Minnesota
April 14, 2000

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                          December 31,  December 31,
                                                              1999          1998
                                                          -----------   -----------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                             $ 2,171,648   $   664,066
    Accounts receivable, less allowance for doubtful
        accounts of $190,000 and $300,000, respectively     2,013,371     2,283,578
    Other receivables                                          94,211       147,466
    Inventories                                             1,322,336       861,418
    Prepaid expenses and other                                161,252        80,094
    Current portion of investment in
      sales-type leases                                        20,753        20,776
                                                          -----------   -----------
        Total current assets                                5,783,571     4,057,398

Property and equipment, net                                   823,286     1,042,432
Leased equipment, net                                         123,285       124,658
Software development costs, net                             1,092,283     2,273,834
Purchased technology and other intangibles, net            12,371,739     1,419,008
Net investment in sales-type leases,
      net of current portion                                     --          22,410
Other assets, net                                             131,835       193,191
                                                          -----------   -----------

                                                          $20,325,999   $ 9,132,931
                                                          ===========   ===========

  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                     December 31,    December 31,
                                                                         1999            1998
                                                                     ------------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
     Accounts payable                                                $  2,103,764    $    867,120
     Current portion of  notes payable                                  5,390,270         595,680
     Accrued liabilities, compensation and payroll taxes                1,103,004         267,581
     Accrued consideration related to acquisitions                      7,264,519            --
     Accrued interest and penalties                                       802,801            --
     Accrued dividends                                                    259,919          31,049
     Deferred revenue                                                     997,141         228,231
     Net liabilities of discontinued operation                          5,300,000            --
                                                                     ------------    ------------

            Total current liabilities                                  23,221,418       1,989,661
                                                                     ------------    ------------

     Notes payable, less current portion                                   68,012       1,700,000
                                                                     ------------    ------------
            Total liabilities                                          23,289,430       3,689,661

STOCKHOLDERS' EQUITY (DEFICIT)

   Voting, convertible preferred stock - Series A, no par value;
      887,980 shares authorized; 86,896 shares in 1999 and
      129,176 shares in 1998 issued and outstanding; total
      liquidation preference of outstanding shares-$32,586           $     40,765    $     60,584
   Voting, convertible preferred stock - Series B, no par value;
      123,077 shares authorized; 51,632 shares in 1999 and
      67,192 shares in 1998 issued and outstanding; total
      liquidation preference of outstanding shares-$1,678,040           1,678,069       2,183,769
   Convertible preferred stock - Series C, no par value;
      1,675 shares authorized; 1,675 shares in 1999 and none in
      1998 issued and outstanding; total liquidation preference of
      outstanding shares-$1,675,000                                     1,368,712            --
   Convertible preferred stock - Series E, no par value;
     2,675 shares authorized; 2,675 shares in 1999 and none in
     1998 issued and outstanding; total liquidation preference of
     outstanding shares-$2,675,000                                      2,097,605            --
   Common stock, no par value; 17,484,593 shares authorized;
     5,404,099 shares in 1999 and 3,681,879 shares in 1998
     issued and outstanding                                                  --              --
   Additional paid-in-capital                                          35,117,564       7,362,796
   Notes receivable-officers                                             (235,500)       (294,500)
   Accumulated deficit                                                (43,030,646)     (3,869,379)
                                                                     ------------    ------------
           Total stockholders' equity (deficit)                        (2,963,431)      5,443,270
                                                                     ------------    ------------
                                                                     $ 20,325,999    $  9,132,931
                                                                     ============    ============

  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Years Ended
                                                                              December 31,
                                                                      ----------------------------
                                                                          1999            1998
                                                                      ------------    ------------
Net sales:
    Systems                                                           $  2,875,714    $  4,245,684
    Maintenance, consulting and other                                    6,955,651       1,963,625
                                                                      ------------    ------------
                  Total net sales                                        9,831,365       6,209,309

Cost of sales:
    Systems                                                                631,144       1,127,361
    Maintenance, consulting and other                                    2,993,467       1,195,941
                                                                      ------------    ------------
                  Total cost of sales                                    3,624,611       2,323,302
                                                                      ------------    ------------

                  Gross profit                                           6,206,754       3,886,007

Operating expenses:
    Selling, general and administrative                                 12,855,454       4,414,140
    Research and development                                             2,829,782       1,291,253
    Other operating expenses                                             5,441,539            --
                                                                      ------------    ------------

                   Loss from operations                                (14,920,021)     (1,819,386)

Other income (expense):
    Loss on sales of property and equipment                                (51,000)           --
    Interest expense                                                      (558,063)       (286,272)
    Interest income                                                          4,007         146,786
    Other expense                                                       (2,837,633)        (44,294)
                                                                      ------------    ------------
                   Total other income (expense), net                    (3,442,689)       (183,780)
                                                                      ------------    ------------

Loss from continuing operations                                        (18,362,710)     (2,003,166)

Discontinued operations:
    Loss from discontinued operations; net of tax                       (4,409,727)           --
    Loss on disposal of discontinued operations; net of tax            (16,356,792)           --
                                                                      ------------    ------------

Loss before cumulative effect of change in accounting principle        (39,129,229)     (2,003,166)

Cumulative effect of change in method of depreciation                      231,936            --
                                                                      ------------    ------------

                     Net loss                                         $(38,897,293)   $ (2,003,166)

Accrual of cumulative dividends on preferred stock                        (263,974)        (31,049)
Attribution of beneficial conversion feature on preferred stock         (2,442,432)       (326,385)
                                                                      ------------    ------------

Net loss attributable to common stockholders                          $(41,603,699)   $ (2,360,600)
                                                                      ============    ============

Basic loss per common share:
    Loss from continuing operations                                   $     (4.944)   $     (0.643)
    Loss from discontinued operations                                       (4.873)           --
                                                                      ------------    ------------
    Loss before cumulative effect of change in accounting principle         (9.817)         (0.643)
    Cumulative effect of change in accounting principle                      0.054            --
                                                                      ------------    ------------
    Net loss                                                          $     (9.763)   $     (0.643)
                                                                      ============    ============

Diluted loss per common share:
    Loss from continuing operations                                   $     (4.944)   $     (0.643)
    Loss from discontinued operations                                       (4.873)           --
                                                                      ------------    ------------
    Loss before cumulative effect of change in accounting principle         (9.817)         (0.643)
    Cumulative effect of change in accounting principle                      0.054            --
                                                                      ------------    ------------
    Net loss                                                          $     (9.763)   $     (0.643)
                                                                      ============    ============

Shares used in calculations:
  Basic                                                                  4,261,508       3,670,342
  Diluted                                                                4,261,508       3,670,342


  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                          Preferred stock A             Preferred stock B
                                                     ----------------------------- -----------------------------
                                                        Shares         amount         Shares           amount
----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                            244,113    $    114,489            --              --

Net Loss                                                   --              --              --              --

Accrual of dividends on preferred stock                    --              --              --              --

Sales of common stock                                      --              --              --              --

Value of stock options issued in acquisition               --              --              --              --

Stock issue costs                                          --              --              --              --

Exercise of common stock options and warrants              --              --              --              --

Sales of series B preferred stock                          --              --           335,961       2,183,769

Converted preferred shares Series A                    (114,937)        (53,905)           --              --
----------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                            129,176    $     60,584          67,192    $  2,183,769

Net loss                                                   --              --              --              --

Sales of common stock                                      --              --              --              --

Sales of series C preferred stock                          --              --              --              --

Sales of series E preferred stock                          --              --              --              --

Stock issue costs                                          --              --              --              --

Stock, options, and warrants issued for services           --              --              --              --

Warrants issued in connection with debt                    --              --              --              --

Issuances of common stock, warrants, and
     options in connection with acquisitions
     (see Notes 3 and 7):
     Lavenir                                               --              --              --              --
     Breece Hill                                           --              --              --              --
     SSI                                                   --              --              --              --

Amortization of beneficial conversion
     feature on convertible debt                           --              --              --              --

Exercise of common stock options and warrants              --              --              --              --

Accrual of dividends on preferred stock                    --              --              --              --

Payment of preferred dividends with
     common stock                                          --              --              --              --

Conversion of preferred shares                          (42,280)        (19,819)        (15,560)       (505,700)

Conversion of debt and accrued interest                    --              --              --              --

Receipt of payment on notes receivable                     --              --              --              --

----------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                             86,896    $     40,765          51,632    $  1,678,069
                                                        ========================================================

[WIDE TABLE CONTINUED]
                                                          Preferred stock C            Preferred stock E
                                                     --------------------------- -----------------------------
                                                        Shares         amount         Shares         amount
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                               --             --              --             --

Net Loss                                                   --             --              --             --

Accrual of dividends on preferred stock                    --             --              --             --

Sales of common stock                                      --             --              --             --

Value of stock options issued in acquisition               --             --              --             --

Stock issue costs                                          --             --              --             --

Exercise of common stock options and warrants              --             --              --             --

Sales of series B preferred stock                          --             --              --             --

Converted preferred shares Series A                        --             --              --             --
--------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                               --             --              --             --

Net loss                                                   --             --              --             --

Sales of common stock                                      --             --              --             --

Sales of series C preferred stock                         1,600      1,464,712            --             --

Sales of series E preferred stock                          --             --             2,650      2,389,630

Stock issue costs                                            75        (96,000)             25       (292,025)

Stock, options, and warrants issued for services           --             --              --             --

Warrants issued in connection with debt                    --             --              --             --

Issuances of common stock, warrants, and
     options in connection with acquisitions
     (see Notes 3 and 7):
     Lavenir                                               --             --              --             --
     Breece Hill                                           --             --              --             --
     SSI                                                   --             --              --             --

Amortization of beneficial conversion
     feature on convertible debt                           --             --              --             --

Exercise of common stock options and warrants              --             --              --             --

Accrual of dividends on preferred stock                    --             --              --             --

Payment of preferred dividends with
     common stock                                          --             --              --             --

Conversion of preferred shares                             --             --              --             --

Conversion of debt and accrued interest                    --             --              --             --

Receipt of payment on notes receivable                     --             --              --             --

--------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                              1,675   $  1,368,712           2,675   $  2,097,605
                                                         =====================================================

[WIDE TABLE CONTINUED]
                                                      Common stock        Additional        Notes
                                                ----------------------     paid-in       receivables   Accumulated
                                                  Shares       amount      capital        officers       deficit          Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                     17,084,858        --   $  5,295,829    $ (294,500)   $ (1,835,164)   $  3,280,654

Net Loss                                               --          --           --            --        (2,003,166)     (2,003,166)

Accrual of dividends on preferred stock                --          --           --            --           (31,049)        (31,049)

Sales of common stock                             1,092,001        --      1,800,350          --              --         1,800,350

Value of stock options issued in acquisition           --          --        524,000          --              --           524,000

Stock issue costs                                      --          --       (346,922)         --              --          (346,922)

Exercise of common stock options and warrants       117,601        --         35,634          --              --            35,634

Sales of series B preferred stock                      --          --           --            --              --         2,183,769

Converted preferred shares Series A                 114,937        --         53,905          --              --              --
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                      3,681,879        --   $  7,362,796    $ (294,500)   $ (3,869,379)   $  5,443,270

Net loss                                               --          --           --            --       (38,897,293)    (38,897,293)

Sales of common stock                               534,578        --      2,713,399          --              --         2,713,399

Sales of series C preferred stock                      --          --        135,288          --              --         1,600,000

Sales of series E preferred stock                      --          --        260,370          --              --         2,650,000

Stock issue costs                                      --          --       (235,439)         --              --          (623,464)

Stock, options, and warrants issued for services    648,000        --      2,994,785          --              --         2,994,785

Warrants issued in connection with debt                --          --      1,196,970          --              --         1,196,970

Issuances of common stock, warrants, and
     options in connection with acquisitions
     (see Notes 3 and 7):
     Lavenir                                        266,000        --      4,900,000          --              --         4,900,000
     Breece Hill                                     45,000        --     11,960,782          --              --        11,960,782
     SSI                                               --          --      2,381,080          --              --         2,381,080

Amortization of beneficial conversion
     feature on convertible debt                       --          --        460,624          --              --           460,624

Exercise of common stock options and warrants        73,575        --        158,740          --              --           158,740

Accrual of dividends on preferred stock                --          --           --            --          (263,974)       (263,974)

Payment of preferred dividends with
     common stock                                     6,149        --         35,104          --              --            35,104

Conversion of preferred shares                       96,880        --        525,519          --              --              --

Conversion of debt and accrued interest              52,038        --        267,546          --              --           267,546

Receipt of payment on notes receivable                 --          --           --          59,000            --            59,000

-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                      5,404,099        --   $ 35,117,564    $ (235,500)   $(43,030,646)   $ (2,963,431)
                                                 ==================================================================================

 The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Years Ended
                                                                      December 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Cash flows from operating activities:

Net loss                                                      $(38,897,293)   $ (2,003,166)
    Adjustments to reconcile net loss to
      net cash used in operating activities:
        Stock, options, and warrants issued for services
           and payment of interest                               3,000,959            --
        Depreciation and amortization                            6,418,681       1,610,981
        Loss on sales of property and equipment                     51,000            --
        Allowance for doubtful accounts                            (71,000)        300,000
        Loss from discontinued operations                        4,409,727            --
        Loss on disposal of discontinued operations             16,356,792            --
        Cumulative effect of change in accounting principle       (231,936)           --
        Loss from asset write-offs                               5,441,539            --
        Changes in operating assets and liabilities:
            Accounts receivable                                   (629,207)     (1,532,221)
            Other receivables                                       28,593        (121,355)
            Inventories                                             88,090         (63,983)
            Prepaid expenses and other                              (4,994)         (2,786)
            Accounts payable                                       912,192         337,397
            Accrued liabilities                                    566,918         112,500
            Accrued interest and penalties                         804,320            --
            Deferred revenue                                       566,529          79,859
                                                              ------------    ------------
        Cash used by operating activities                       (1,189,090)     (1,282,774)
                                                              ------------    ------------

Cash flows from investing activities:
    Sale of investment in sales-type leases                         22,410         736,729
    Purchase of property and equipment                            (443,145)     (1,076,176)
    Reduction in leased equipment                                  (82,803)           --
    Investment in software development costs                    (2,690,593)     (2,052,188)
    Investment in other assets                                     (19,623)         (9,460)
    Purchase of companies, net of cash acquired                 (3,587,339)     (1,276,786)
    Payments received on notes receivable                             --            75,000
                                                              ------------    ------------
        Cash used by investing activities                       (6,801,093)     (3,602,881)
                                                              ------------    ------------

Cash flows from financing activities:
    Disbursements for deferred debt costs                         (139,411)           --
    Proceeds from note receivable                                   59,000            --
    Proceeds from issuance of common stock                       2,636,700       1,489,063
    Proceeds from issuance of preferred stock                    3,861,975       2,183,769
    Proceeds from long-term debt                                 4,311,372         250,000
    Payments of long-term debt                                  (1,231,871)       (100,000)
                                                              ------------    ------------
        Cash provided by financing activities                    9,497,765       3,822,832
                                                              ------------    ------------


        Net increase (decrease) in cash                          1,507,582      (1,062,823)

        Cash and cash equivalents at beginning of period           664,066       1,726,889
                                                              ------------    ------------

        Cash and cash equivalents at end of period            $  2,171,648    $    664,066
                                                              ============    ============

Supplemental disclosure of cash flow information:
   Cash paid for:  Interest                                   $    476,500    $    200,554
                   Income taxes                               $      3,500    $      9,999

  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Nature of Business and Summary of Significant Accounting Policies

Nature of business: Global MAINTECH Corporation, through its subsidiaries, Global MAINTECH, Inc. and Singlepoint Systems, Inc., supplies world class systems and services to data centers; manufactures and sells event notification software and provides professional services to help customers implement enterprise management solutions; and manufactures and sells printed circuit board design software and plotters. Global MAINTECH Corporation and its subsidiaries are referred to as the Company in these notes to consolidated financial statements.

As further discussed in Note 3, the Company's Breece Hill Technologies, Inc. subsidiary, which was acquired in April 1999 and formerly represented the Company's tape library storage products segment, is presented as a discontinued operation.

Principles of consolidation: The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

New accounting pronouncements: Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 as to the effective date, will be effective for the Company in January 2001. SFAS 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and to be measured at fair value on a mark-to-market basis. This applies whether the derivatives are stand-alone instruments, such as forward currency exchange contracts, or embedded derivatives, such as call options contained in convertible debt instruments. Along with the derivatives, the underlying hedged items are also to be marked-to-market on an ongoing basis. These market value adjustments are to be included either in net earnings or loss in the statement of operations or in other comprehensive income, and accumulated in stockholders' equity, depending on the nature of the transaction. The Company is currently reviewing the potential impact of this accounting standard.

In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101, as amended by SAB 101A, summarizes views of the SEC staff in applying generally accepted accounting principles to revenue recognition in financial statements. Some aspects of SAB 101 relate to the timing of recognition of revenue and expenses for arrangements that involve the receipt of nonrefundable up-front fees. SAB 101 requires that in particular situations the nonrefundable fees and associated expenses be recognized over the contractual terms or average life of the underlying arrangement. SAB 101 will be effective for the Company in the second quarter of 2000. The Company does not expect SAB 101 to have a material impact on its financial condition or results of operation.

Cash and cash equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory: Inventory is stated on a first in, first out basis, known as FIFO, at the lower of cost or market.

Property and equipment and change in depreciation method: Property and equipment is recorded at cost and is comprised primarily of computer and office equipment. Effective January 1, 1999, the Company adopted the straight-line method of depreciation. Previously the Company used the double declining balance method. The Company changed its method based on an evaluation by management which indicated that the property and equipment does not depreciate on an accelerated basis during its early years, is not subject to significant additional maintenance in the later years of the assigned useful life and that the new method results in a better matching of revenues and expenses. The effect of the change in depreciation method in 1999 was applied retroactively to property and equipment acquisitions of prior years. The cumulative effect of the change for the retroactive application of the straight-line method was $231,936, or $0.0544 per diluted common share, and is included in the Company's 1999 net loss.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Pro forma amounts assuming the new depreciation method had been applied retroactively, rather than cumulatively in 1999, are as follows:

                                                   Years Ended December 31,
                                                    1999             1998
                                               --------------   -------------

          Loss from continuing operations      $ (18,362,710)   $ (1,792,108)
          Net loss                               (38,979,851)     (1,748,442)

          Basic loss per common share:
             Loss from continuing operations   $      (4.944)   $     (0.586)
             Net loss                                 (9.782)         (0.574)
          Diluted loss per common share:
             Loss from continuing operations   $      (4.944)   $     (0.586)
             Net loss                                 (9.782)         (0.574)

Depreciation is provided based upon useful lives of the respective assets, which generally have lives of three years. Maintenance and repairs are charged to expense as incurred.

Revenue recognition: Revenue from product sales is recognized upon the latter of shipment or final acceptance. Deferred revenue is recorded when the Company receives customer payments before shipment and/or acceptance or before maintenance and/or service revenues are earned.

Under Statement of Position No. 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and 98-9, the Company recognizes revenue from software sales when the software has been delivered, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable, and product returns are reasonably estimable. Delivery is deemed to have occurred upon shipment or final acceptance, whichever is later. Maintenance and support fees related to software sales, including product upgrade rights when and if available committed as part of new product licenses and maintenance resulting from renewed maintenance contracts, are deferred and recognized ratably over the contract period. Professional service revenue is recognized when services are performed. Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of these elements. The determination of fair value is based on vendor specific objective evidence. If evidence of fair value for each element, or the aggregate of the undelivered elements as allowed by SOP 98-9, does not exist, all revenue from the arrangement is deferred until, for applicable elements of the arrangement, evidence of fair value does exist or until these elements are delivered.

The Company recognizes revenue from leasing activities in accordance with SFAS No. 13, Accounting for Leases. Accordingly, leases that transfer substantially all the benefits and risks of ownership are accounted for as sales-type leases. All other leases are accounted for as operating leases.

Under the sales-type method, profit is recognized at lease inception by recording revenue and cost. Revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Cost consists of the equipment's book value. The present value of the estimated value of the equipment at lease termination, known as the residual value, which is generally not material, and the present value of the future minimum lease payments are recorded as assets. In each period, interest income is recognized as a percentage return on asset carrying values.

The Company is the lessor of equipment under operating leases expiring in various years. The cost of equipment subject to these leases is recorded as leased equipment and is depreciated on a straight-line basis over the estimated service life of the equipment. Operating lease revenue is recognized as earned over the term of the underlying lease.

Capitalized software development costs: Under the criteria prescribed by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management as to external factors, such as anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years.

The carrying value of software development assets is regularly reviewed by the Company and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.

Purchased technology and other intangibles: The Company has recorded the excess of purchase price over net tangible assets as purchased technology and customer lists based on the fair value of these intangibles at the date of purchase. These assets are amortized over their estimated economic lives of three to five years using the straight-line method. Recorded amounts for purchased technology are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

Other assets: Other assets is comprised of patents and capitalized debt issuance costs. Patents are stated at cost and are amortized over three years or over the useful life using the straight-line method. Capitalized debt issuance costs are stated at cost and are amortized over the term of the related debt agreement. Recorded amounts for patents are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

Research and development: Research and development costs are expensed as incurred.

Stock based compensation: The Company has adopted the disclosure requirements under SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted under SFAS No. 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

Reverse stock split: On September 2, 1999, the Company effected a reverse stock split of one share of the Company's Common Stock for each five shares of Common Stock and effected a reverse stock split of one share of the Company's Series B convertible preferred stock for each five shares of Series B stock. As a result of these stock splits, the applicable conversion prices of preferred stock were also adjusted. The effect of these stock splits and related conversion price changes on share and per share amounts has been retroactively reflected in the accompanying consolidated financial statements and notes.

Loss per common share: Basic loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders is determined by increasing net loss by the accrual of dividends on preferred stock for the respective period and by the value of any embedded beneficial conversion feature present in issuances of preferred stock attributable to the respective period.

Diluted loss per common share is computed by dividing the net loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus shares derived from other potentially dilutive securities. For the Company, potentially dilutive securities include:

     o    "in-the-money" stock options and warrants;
     o the amount of weighted average common shares which would be added by the conversion of outstanding convertible preferred stock and convertible debt;
     o the number of weighted average common shares which would be added upon the satisfaction of conditions for arrangements involving contingently issuable shares; and

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     o the number of weighted average common shares that may be issued subject to contractual arrangements entered into by the Company that may be settled in common stock or in cash at the election of either the Company or the holder.

During 1999 and 1998, potentially dilutive shares were excluded from the diluted loss per common share computation because their inclusion would have been antidilutive. The following table sets forth the weighted average number of antidilutive option and warrant shares excluded from the calculation of diluted loss per common share for the periods indicated:

                                                     Years Ended December 31,
                                                       1999          1998
                                                   ------------  -------------

    Weighted average antidilutive option shares      1,402,200      888,785
    Weighted average antidilutive warrant shares     1,498,820      423,044

At December 31, 1999 and 1998, the numbers of common shares issuable, and excluded from the calculation of diluted loss per common share, upon conversion of the then outstanding preferred shares and convertible debt were:

                                                        December 31,
                                                     1999          1998
                                                  ----------    ---------

          Number of common shares issuable
           upon conversion of:
            Series A Convertible Preferred Stock      17,379      25,835
            Series B Convertible Preferred Stock     352,529     400,835
            Series C Convertible Preferred Stock     460,348        --
            Series E Convertible Preferred Stock     686,170        --
          Number of common shares with respect
           to convertible debt                       521,504        --

In addition to the above convertible securities, at December 31, 1999, there were 400,000 shares of the Company's Breece Hill subsidiary's Series B preferred stock outstanding. See Note 3 for additional information. These shares were convertible into 80,000 shares of the Company's common stock at December 31, 1999. These shares also were excluded from the calculation of diluted loss per common share because their inclusion would have been antidilutive.

At December 31, 1999, there were contingently issuable shares relating to the acquisition of various assets and liabilities of Lavenir Technology, Inc. See
Note 7 for additional information. The parties to the agreement agreed to determine the settlement of these shares as of March 31, 2000. As a result, 404,085 shares will be issued to Lavenir Technology, Inc. in April 2000. At December 31, 1998, there were no arrangements in effect that involved contingently issuable shares. Contingently issuable shares were excluded from the calculation of diluted loss per common share in 1999 and 1998 because their inclusion would have been antidilutive.

The Company is a party to a number of arrangements that may be settled in common stock or in cash at the election of either the Company or the other party to the arrangement as stipulated in the contracts. These contractual arrangements include accrued dividends on the Company's preferred stock, a minimum earnout payment for assets acquired from Enterprise Solutions, Inc. and various other contractual arrangements. See Note 7 for additional information regarding the Enterprise Solutions acquisition. The settlement of these contractual obligations, if sought by either party through the issuance of common shares, would have required 1,202,289 as of December 31, 1999 and 6,523 shares as of December 31, 1998. These shares were excluded from the calculation of diluted loss per common share in 1999 and 1998 because their inclusion would have been antidilutive.

Income taxes: Deferred taxes are provided on an asset and liability method for temporary differences and operating loss and tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair value of financial instruments: All financial instruments are carried at amounts that approximate estimated fair values.

Reclassifications: Some amounts previously reported in 1998 have been reclassified to conform to the 1999 presentation.

Use of estimates: The preparation of financial statements in accordance with generally accepted accounting principles requires management of the Company to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Note 2.  Continuation as a Going Concern

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. During the year ended December 31, 1999, the Company incurred a loss from operations of $14,920,021. At December 31, 1999, the Company had a working capital deficit of $17,437,847 and stockholders' deficit of $2,963,431. In December 1999, the Company approved a plan to dispose its Breece Hill subsidiary, for which the Company recorded an estimated loss on disposal of $16,356,792 and a loss from discontinued operations of $4,409,727 during 1999. See Note 3 for additional information. The Company is also not in compliance with various borrowing arrangements as discussed in Note 8.

The Company is currently in negotiation to resolve approximately $7,300,000 of current liabilities included in the Company's December 31, 1999 consolidated financial statements by issuance of equity securities for various acquisition earnout obligations. The completion of the disposal of Breece Hill and resolution of various earnout liabilities will aid in alleviating the Company's December 31, 1999 working capital deficit. In January and February 2000, the Company issued Series D and F convertible preferred stock with combined gross proceeds of $2,700,000. See Note 14 for additional information. Furthermore, during the last fiscal quarter of 1999 the Company appointed a new chief executive officer and other executive management who took action to reduce future operating expenses in an effort to improve operating margins in 2000. In the first fiscal quarter of 2000 the Company implemented additional budgetary controls and established performance criteria to monitor expenses and improve financial performance. In addition, the Company expects that the cash proceeds from the sale of the Lavenir software rights will provide additional working capital. The Company also expects to reach a satisfactory extension of its borrowing arrangements with its primary secured lender.

These actions are significant and their impact on further results is uncertain as of the date of the consolidated financial statements. In addition, the ability of the Company to attract additional capital if events do not occur as expected by the Company is uncertain. Although the Company believes in the viability of its strategy to improve operating margins and believes in its financial plan to improve the Company's working capital position, there can be no assurances to that effect.


Note 3.  Discontinued Operations--Breece Hill Technologies, Inc.

On December 27, 1999, the Company approved a formal plan for the disposal of its Breece Hill subsidiary, which was acquired on April 14, 1999 and which formerly represented the Company's tape storage products business segment. Accordingly, the estimated loss from the disposal of this segment and the financial position, results of operations and cash flows of Breece Hill have been separately presented as discontinued operations, and eliminated from the continuing operations amounts in the accompanying consolidated financial statements and notes.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Acquisition of Breece Hill during 1999: The Company acquired all of the issued and outstanding common stock and Series A convertible preferred stock of Breece Hill in a merger with Breece Hill which was effective in April 1999. Under the terms of the merger, in exchange for the cancellation of their outstanding Breece Hill shares, holders of Breece Hill shares received rights to proportionate interests in the merger consideration, which consisted of warrants to purchase a total of 900,000 shares of the Company's common stock at $7.50 per share and the right to receive an earnout payment based in part on Breece Hill's sales over the twelve months following the acquisition. In addition, in conjunction with the acquisition of Breece Hill, the Company issued options to purchase 300,000 shares of the Company's common stock at $17.73 per share to employees of Breece Hill in exchange for options the employees had to purchase shares of Breece Hill and warrants to purchase 290,488 shares of the Company's common stock at $20.63 per share to creditors of Breece Hill in exchange for warrants the creditors had to purchase shares of Breece Hill. This merger was recorded using the purchase method of accounting.

The Company issued 45,000 shares of its common stock and issued warrants to purchase 100,000 shares of the Company's common stock at $9.00 per share and 30,000 shares at $10.00 per share, in return for services provided in the Breece Hill acquisition. In addition, the Company incurred $291,175 in other legal, accounting, and other costs associated with the acquisition.

Based upon the findings of an independent valuation firm, the total valuation in excess of the book value acquired for Breece Hill was $18,663,448. This amount was comprised of the fair value of the warrants, options, and common stock issued in the merger of $11,960,782; liabilities assumed in excess of the book value of assets received in the amount of $6,411,491; and $291,175 in various legal, accounting and other costs associated with the acquisition. The fair value of options and warrants issued in the merger was determined by use of the Black-Scholes valuation model, assuming an expected dividend yield of 0%, a risk-free interest rate of 5.5%, stock volatility of 112%, and an expected option and warrant lives of four to five years. After the Company's allocation of amounts to the fair value of asset and liabilities received, $18,063,194 was assigned to intangible assets as a result of the merger with Breece Hill.

In the Breece Hill merger, the Breece Hill subsidiary issued 400,000 shares of Series B preferred stock to Hambrecht & Quist Guaranty Fund LLP in exchange for a reduction of $1,000,000 of debt secured by various assets of Breece Hill. The Company recorded the Breece Hill preferred stock issued as a Breece Hill minority interest.

Discontinued operations treatment of Breece Hill: As a result of the Company approving a formal plan for the disposal of Breece Hill on December 27, 1999, the Company reported Breece Hill's financial position, results of operations and estimated loss on disposal as discontinued operations.

The Breece Hill business segment consisted of net liabilities of $5,300,000 as of December 31, 1999. This balance included assets comprised of cash, accounts receivable, inventory, property and equipment, intangible assets and other assets amounting to $13,362,061 after deducting an allowance for the write-off of various intangible assets. These assets were offset by liabilities totaling $18,662,061 which included estimated operating losses to the disposal date and accrual of the earnout consideration totaling $6,800,000, debt and other liabilities.

Loss from operations of Breece Hill from the period of acquisition by the Company in April 1999 through the discontinued operations measurement date on December 27, 1999 of $4,409,727 reflects net sales of $24,953,139. The estimated loss on disposal of Breece Hill of $16,356,792 assumes the write-off of intangible assets of $9,556,792 and estimated operating losses from the measurement date to the anticipated disposal date of $6,800,000. The estimated operating losses include an estimated charge related to the immediate write-off of any intangible asset resulting from the payment in 2000 of contingent consideration that would be required under the original acquisition agreement.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Inventories

Inventories consist of the following:

                                                    December 31,
                                                1999            1998
                                            ------------    -----------

    Raw materials                           $    915,205    $   568,167
    Completed systems and finished goods         407,131        293,251
                                            ------------    -----------
             Total                          $  1,322,336    $   861,418
                                            ============    ===========

Note 5.  Net Investment In Sales-Type Leases

The components of net investment in sales-type leases as of December 31, 1999 and 1998 are as follows:

                                                        December 31,
                                                     1999           1998
                                                 -----------     ----------

     Minimum lease payments receivable           $    21,683     $   45,336
     Less:  Unearned revenue                            (930)        (2,150)
                                                 -----------     ----------
                                                      20,753         43,186
     Less: Current portion                           (20,753)       (20,776)
                                                 -----------     ----------
     Investment in sales-type leases, net
      of curent portion                          $        -      $   22,410
                                                 ===========     ==========

Note 6.  Capital Assets

The Company's capital assets are comprised of the following:

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  December 31,
                                                              1999            1998
                                                          ------------    ------------
Property and equipment
   Computer and office equipment                          $  2,083,608    $  1,642,691
   Accumulated depreciation                                 (1,260,322)       (600,259)
                                                          ------------    ------------
      Property and equipment, net                         $    823,286    $  1,042,432
                                                          ============    ============

Leased equipment
   Leased equipment                                       $    251,586    $    235,922
   Accumulated depreciation                                   (128,301)       (111,264)
                                                          ------------    ------------
      Leased equipment, net                               $    123,285    $    124,658
                                                          ============    ============

Software development costs
   Software development costs                             $  2,000,037    $  3,307,422
   Accumulated amortization                                   (907,754)     (1,033,588)
                                                          ------------    ------------
      Software development costs, net                     $  1,092,283    $  2,273,834
                                                          ============    ============

Purchased technology and other intangibles
   Software, licenses and customer lists                  $ 14,455,586    $  1,630,739
   Accumulated amortization                                 (2,083,847)       (211,731)
                                                          ------------    ------------
      Purchased technology and other intangibles, net     $ 12,371,739    $  1,419,008
                                                          ============    ============

Other assets
   Patents                                                $    127,009    $    107,386
   Deferred debt issue costs                                      --           225,224
   Accumulated amortization                                   (104,168)       (139,419)
                                                          ------------    ------------
      Other assets, net                                   $     22,841    $    193,191
                                                          ============    ============

Note 7.  Acquisitions

Lavenir assets and liabilities: On September 29, 1999, the Company purchased substantially all the assets and rights to hardware and software products, trademarks and copyrights of Lavenir Technology, Inc., a California corporation, under an Agreement and Plan of Reorganization. Subject to the Lavenir Agreement, the Company also assumed various liabilities of Lavenir, including Lavenir's outstanding debt, ongoing leases, and contract obligations. The assets and rights acquired relate primarily to a suite of computer-aided design and manufacturing software and hardware products sold for use in the printed circuit board industry.

Under the terms of the Lavenir Agreement, the total purchase price of $5,300,000 is comprised of:

     o 266,000 shares of the Company's common stock initially paid to Lavenir on the closing date;
     o    $400,000 originally in the form of a payable due on January 31, 2000;
          and
     o additional shares of the Company's common stock issuable as of March 31, 2000 sufficient to cause the aggregate value of the shares previously issued and the original $400,000 liability to total $5,300,000 as of the March 31, 2000.

In November 1999, the Company negotiated the $400,000 liability due on January 31, 2000 to a $100,000 amount due on January 31, 2000 in return for 100,000 shares of the Company's common stock to be issued

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


in January 2000. This negotiation of the satisfaction of the original $400,000 liability and related issuance of additional shares of common stock does not impact the number of common shares to be issued in March 2000 as described above.

The Company received net assets with a fair value of approximately $315,000 as a result of the Lavenir asset acquisition and allocated the remaining purchase price of $4,985,000 to purchased technology intangible assets with useful lives of three to five years. Subsequent to December 31, 1999, the Company signed a letter of intent to sell substantially all the rights and trademarks for the software used in the printed circuit board industry acquired as described above. See Note 14 for additional information. The rights, trademarks and copyrights acquired from Lavenir related to hardware used in the printed circuit board industry are not subject to this letter of intent.

Singlepoint Limited: On May 27, 1999, the Company acquired all of the outstanding stock of Singlepoint Limited, a distributor of Singlepoint Systems, Inc.'s products, for $80,000. Under the terms of the related acquisition agreement, the Company is required to pay an earnout payment based upon net income of Singlepoint Limited for a period after the acquisition date through April 30, 2000. Through December 31, 1999, no additional earnout amounts have been required for Singlepoint Limited.

The Company recorded the acquisition of Singlepoint Limited using the purchase method of accounting. The net liabilities in excess of identifiable assets of Singlepoint Limited as of the acquisition date totaled $115,437. Based upon the $80,000 of consideration paid, the Company recorded an increase in other intangible assets of $195,437 in 1999 as a result of the Singlepoint Limited acquisition.

Enterprise Solutions, Inc. assets and liabilities: On November 1, 1998, the Company purchased various assets and rights and assumed various liabilities from Enterprise Solutions, Inc. The net assets and rights acquired relate primarily to items used in manufacturing and selling event notification software and in providing services for the implementation of enterprise management solutions.

Total consideration under the terms of the Enterprise Solutions asset purchase agreement includes:

     o    $200,000 at the close of the transaction;
     o options to purchase 80,000 shares of the Company's common stock at $6.25 per share; and
     o additional options to purchase up to 260,000 shares at $6.25 per share based upon the earnings associated with the operations related to the Enterprise Solutions assets acquired for a period of 18 months following the closing of the acquisition.

The options would be exercisable for a term of 5 years from the asset acquisition date. In addition, under the Enterprise Solutions agreement, if Enterprise Solutions does not meet earnout calculations reaching a minimum of $5,000,000, the Company, at its option, would either pay Enterprise Solutions the difference in cash or common stock or return the purchased assets and assumed liabilities, as of the date the earnout calculation is made, to Enterprise Solutions.

In 1998, based upon the terms described above, the Company recorded the Enterprise Solutions operations acquisition cost equal to $724,000 which was comprised of the $200,000 initial amount plus the fair value of the 80,000 non-contingent options to purchase common stock of the Company of $524,000. The fair value of these option shares was calculated using the Black-Scholes option pricing methodology, assuming stock volatility of 112%, a dividend rate of 0%, a risk-free interest rate of 4.5 % and a five-year option life. The fair value of the identifiable assets of the operations acquired totaled $326,969 and consisted of cash of $57,796, accounts receivable of $474,784, property and equipment of $116,324 and current liabilities of $321,935. The Company recorded an intangible asset consisting of purchased technology and customer lists of $397,031 with a useful life of five years as a result of the Enterprise operations acquisition.

During 1999, the Company pledged the assets of the Enterprise Solutions operations to secure borrowings of the Company. In addition, based upon the operating results of the Enterprise Solutions operations, the Company assessed that the criteria surrounding the contingent options to purchase 260,000 shares and the minimum $5,000,000 earnout would be met. Furthermore, the Company began renegotiating the final

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


earnout amount that would be required in excess of the $5,000,000 minimum amount. Negotiations for a final earnout settlement continue. However, during 1999, the Company issued additional options to purchase 240,000 shares of the Company's common stock at an exercise price of $6.25 per share to Enterprise Solutions as an initial partial settlement. The Company recorded an accrued liability related to the $5,000,000 minimum earnout and recorded additional paid-in capital of $2,381,840 related to the fair value of the 500,000 option shares determined by use of the Black-Scholes valuation model, assuming an expected dividend yield of 0%, a risk-free interest rate of 5.5% to 5.6%, stock volatility of 112%, and an expected life of four to five years. These items, correspondingly resulted in a 1999 increase in gross purchased technology for Enterprise Solutions operations of $7,381,840.

In November 1999, one of the principal shareholders of Enterprise Solutions was appointed as the president and chief executive officer of the Company.

Asset Sentinel, Inc. software rights: On October 1, 1998, the Company acquired the rights to a suite of network mapping software products from Asset Sentinel, Inc. Initial consideration for the software rights was $425,000 and was comprised of a $146,680 note payable to Asset Sentinel due six months from the closing date and forgiveness of an Asset Sentinel note payable to the Company of $279,320. In addition, the Company agreed to pay contingent consideration of up to $2,200,000, based on sales milestones of the Asset Sentinel products for 18 months after the acquisition, payable in cash or Company common stock, at the Company's option. The Company did not acquire any tangible assets or assume any liabilities, and therefore, the entire purchase price was recorded as purchased technology and was being amortized over its estimated economic life of five years. As further discussed in Note 11, subject to the Company's ongoing review of the recoverability of intangible assets, the Company recorded a charge in 1999 related to impairment of the net balance of Asset Sentinel related purchased technology.

Infinite Graphics Incorporated assets and liabilities: On February 27, 1998, the Company acquired various assets, and perpetual software licenses and assumed various liabilities of a division of Infinite Graphics Incorporated engaged in the development and sale of computer-aided design and manufacturing software for the printed circuit board industry. The consideration for the purchase of the Infinite Graphics assets included $700,000 in cash and contingent consideration of up to $3,300,000 based on operating results for the Infinite Graphics assets acquired over a period of 15 months from the date of acquisition. Net identifiable liabilities of $78,446 were assumed consisting of $50,000 of property and equipment and $128,446 of current liabilities. As a result of the Infinite Graphics asset acquisition, the Company recorded $778,446 of purchased technology and customer lists in February 1998 with estimated useful lives of three to five years.

In the second quarter of 1999, the results of the Infinite Graphics operations met the thresholds surrounding the $3,300,000 contingent consideration element of the February 1998 agreement with Infinite Graphics. As a result, the Company increased purchased technology for the Infinite Graphics operations, assigned $1,435,481 of accounts receivable to Infinite Graphics and recorded an accrued liability of $1,864,519 for the remaining balance, which as of December 31, 1999 had not been paid by the Company.

In November 1999, the Company received notice from Infinite Graphics of Infinite Graphics's intent to terminate the licenses granted to the Company and to seek recovery of the assets purchased by the Company under the February 1998 agreement due to the Company's inability to pay Infinite Graphics the outstanding $1,864,519 balance of contingent consideration. As further discussed in Note 11, as a result of the notice given by Infinite Graphics and in conjunction with the Company's ongoing review of the recoverability of intangible assets, the Company recorded a charge in the fourth quarter of 1999 related to the impairment of the net balance of purchased technology and customer lists associated the Infinite Graphics operations.

Unaudited pro forma financial information: The following table summarizes unaudited pro forma consolidated financial information for the Company's results of operations as if the acquisitions described above had occurred as of the beginning of the periods presented:

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                 Years Ended December 31,
                                                  1999              1998
                                            ---------------   ---------------


Net sales                                   $   13,023,094     $  12,639,259
Loss from continuing operations                (18,895,609)       (2,882,218)
Diluted loss per common share from
     continuing operations                  $       (5.070)    $      (0.790)

Note 8.  Notes Payable

Notes payable are comprised of the following:

                                                                     December 31,
                                                                 1999           1998
                                                             -------------  -------------
Senior revolving loan maturing in May 2000, interest
     payable monthly at prime plus 3% (aggregating
     11.5% at December 31, 1999)                              $ 1,300,000    $      --
Convertible term loan payable in monthly installments
     of $133,333 plus interest at 12.75% through December
     2000 at which time the remaining balance is due;
     convertible to common stock of the Company at
     $7.50 per share                                            1,939,872           --
Term loan payable in quarterly installments of $50,000
     during 2000 and $75,000 (commencing March 31,
     2001 through March 31, 2002); remaining balance
     due June 30, 2002; interest payable quarterly at 17%       1,750,000           --
Short-term promissory notes bearing interest at 10%               300,000
Equipment loan due March 31, 2000, bearing interest
     at 11.5%                                                      45,000           --
Notes payable-various; $39,409 due in 2000 or on
     demand, $50,000 due in 2002; bearing interest at
     8% to 11.32%                                                  89,409           --
Other equipment loans; $15,989, $8,681, $7,824 and
     $1,507 due in 2000, 2001, 2002 and 2003, respectively;
     bearing interest at 9% to 21%                                 34,001           --
Notes payable to bank due June 1, 1999, bearing interest
     at 9%                                                           --          250,000
Subordinated notes payable to investment firm, bearing
     interest at 9.0%; $200,000, $300,000, $300,000, and
     $1,100,000 due in 1999, 2000, 2001, and 2002,
     respectively                                                    --        1,900,000
Short-term note payable related to acquisition                       --          145,680
                                                              -----------    -----------
                                                                5,458,282      2,295,680
Less current portion                                           (5,390,270)      (595,680)
                                                              -----------    -----------
                                                              $    68,012    $ 1,700,000
                                                              ===========    ===========

In May 1999, the Company entered into a loan and security agreement and has since executed amendments to this debt agreement that provided for a senior revolving loan maturing in May 2000, a convertible term

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


loan and a term loan. Various amendments were made to the 1999 debt agreement throughout 1999. The Company utilized $1,900,000 of proceeds under this agreement to pay its then outstanding subordinated notes payable. The general payment terms and interest rates, including any modifications based upon forbearance agreements discussed below, as of December 31, 1999 for the 1999 debt agreement are included in the above table. Borrowings under the 1999 debt agreement are secured by all of the assets of the Company, exclusive of those of its Breece Hill subsidiary. Borrowings for the senior revolving loan are subject to a limit of the lesser of (1) $3,300,000 minus 10% of equity, as defined in the 1999 debt agreement, and minus any unpaid balance of the convertible term loan, (2) 80% of eligible receivables, or (3) 20% of net worth, as defined in the 1999 debt agreement.

The Company is currently not in compliance with the 1999 debt agreement and has entered into forbearance agreements with the lender. These agreements established a forbearance period through March 31, 2000 during which, among other things: (1) collection of accounts receivable is made through a bank lockbox and these proceeds are immediately applied to outstanding borrowings;
(2) interest rates on borrowings subject to the 1999 debt agreement are increased 3% per year; (3) modifications to the borrowing base formula are in effect; and (4) 50% of proceeds from equity issuances and 75% of proceeds from other debt issuances are to be paid to the lender. The Company has been unable to comply with all of the terms of the forbearance agreements.

In the 1999 debt agreement and related forbearance agreements, the Company issued warrants to the lender to purchase 46,462 shares of the Company's common stock at $7.15 per share. These warrants had a fair value of $364,767 as determined by the Black-Scholes valuation model. In addition, the conversion price of the convertible term loan under the 1999 debt agreement was less than the market value of the Company's common stock on the date the convertible term loan was issued, resulting in the existence of a beneficial conversion feature with a value of $248,000. Based upon the default status of the underlying borrowings, the Company recorded a charge of $612,767 for the value of this beneficial conversion feature and fair value of warrants related to the 1999 debt agreement. In addition, all outstanding debt in default has been classified as a current liability in the consolidated balance sheet.

In December 1999, the Company issued $300,000 in short-term promissory notes. As discussed in Note 14, these promissory notes were converted to shares of Series D convertible preferred stock of the Company in January 2000.

As a result of the 1999 transaction with Lavenir, as discussed in Note 7, the Company assumed equipment loans and notes payable. The general terms and outstanding balances related to these debt obligations are summarized in the table above.

In March and May 1999, the Company issued convertible notes payable aggregating $261,372. The notes issued in March 1999 were convertible into the Company's common stock at $4.00 per share while the notes issued in May 1999 were convertible at $6.25 per share. These conversion prices were less than the per share market value of the Company's common stock on the date the notes were issued resulting in the existence of beneficial conversion features with an aggregate value of $212,624. Together with these convertible notes payable, the Company issued warrants to purchase 2,000 shares of the Company's common stock at $7.50 per share. These warrants had a fair value of $15,000 as determined by use of the Black-Scholes valuation model. The value of these warrants and the beneficial conversion feature associated with these convertible notes payable was amortized into expense over the period the notes were outstanding. These notes and a portion of related accrued interest were converted to common stock in September and December 1999.

In February 1999, the Company issued a $500,000 short-term note payable which was paid by the Company in November 1999. The Company also issued to the lender warrants to purchase 110,000 shares of the Company's common stock at $5.40 per share. The $810,703 fair value of these warrants was amortized into expense over the period the notes were outstanding.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The valuation of warrants issued in conjunction with debt as described above was determined by use of the Black-Scholes valuation model, assuming an expected dividend yield of 0%, a risk-free interest rate of 5.5%, stock volatility of 112%, and an expected life of 4.5 to five years.


Note 9.  Stockholders' Equity

Common stock issued: During 1999, the Company sold 534,578 shares of its common stock for gross proceeds of $2,713,399 under a series of private placements of securities. The Company paid capital raising costs of approximately $235,000 and issued warrants to purchase 40,313 shares of the Company's common stock to various placement agents at $4.00 to $6.25 per share in conjunction with these private placements. The Company also issued 648,000 shares of common stock in return for investor relations services, 311,000 shares for acquisitions as described in Note 7, 52,038 shares for the conversion of notes payable as described in Note 8, and 176,604 shares for the conversion of preferred stock, payment of dividends and exercises of stock options and warrants during 1999. The value of shares issued in exchange for investor relations services was charged to administrative expense.

During 1998, the Company issued an aggregate of 264,907 shares of common stock, 218,400 shares of which were issued under various private placements and 46,507 of which related to conversions of preferred stock and exercises of options and warrants. The Company received proceeds from 1998 placements of common stock of $1,800,350 and paid stock issue costs of $346,922, a portion of which related to common stock placements and a portion of which related to the issuance of Series B preferred stock.

Series B Convertible Preferred Stock issuance: From late August 1998 until December 31, 1998, the Company sold 67,192 units in a private placement of securities. Each unit consisted of one share of Series B preferred stock and one warrant to purchase shares of common stock. The purchase price per unit was $32.50. Each share of Series B stock entitles the holder to receive an annual dividend equal to 8% of the per share purchase price. Beginning in February 1999, each share of Series B stock is convertible into the number of shares of common stock equal to the per unit purchase price divided by 80% of the average closing bid price of the common stock for the 20 consecutive trading days before the conversion date, subject to adjustments. However, the average price may not be greater than $12.50 nor less than $3.75. The beneficial conversion feature present in the issuance of the Series B stock as determined on the date of issuance of the Series B stock totaled $562,392. This amount is treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders over the period from the date of issuance of the Series B stock to the earliest date these shares may be converted. All outstanding shares of Series B stock will be automatically converted into common stock on September 23, 2001 if the Company has registered these common shares under the Securities Act and the common stock is traded on Nasdaq.

Each warrant issued in the Series B stock is a five-year callable warrant to purchase common stock at $16.25 per share. The number of shares of common stock for which the warrant in each unit will be exercisable is equal to the number of shares of common stock into which the associated share of Series B stock contained in the unit will have been converted. In the offering of the Series B stock, the Company agreed to use its best efforts to register the shares of common stock underlying the Series B stock and associated warrants and to pay a penalty if this registration was not effective by February 28, 1999. The Company has not yet registered these shares and, as a result, is incurring a penalty owed to the investors in the offering who have not formally waived this penalty equal to 1% of the purchase price of the units for each of the first two 30-day periods after February 28, 1999 and 3% for every 30-day period after that until the registration statement has been declared effective. During 1999, the Company incurred approximately $370,000 in penalties.

Series C Convertible Preferred Stock issuance: On March 25, 1999, the Company issued 1,600 shares of its Series C convertible preferred stock to accredited investors in a private offering. Sixty days after the issuance of the Series C stock, each share of Series C stock is convertible into the number of shares of common stock equal to the $1,000 stated value of each share divided by the lesser of $12.50 or 80% of the average of the three lowest closing bid prices of the Company's common stock during the 15 trading days

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


immediately before the conversion date. The beneficial conversion feature present in the issuance of the Series C stock as determined on the date of issuance of the Series C stock totaled $522,972. This amount is treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders over the period from the date of issuance of the Series C stock to the earliest date these shares may be converted.

Holders of Series C stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable in either cash or shares of common stock, at the option of the Company. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due.

In the Series C stock offering, the Company also issued warrants to the investors to purchase 20,000 shares of common stock at $8.28 per share. A portion of the aggregate proceeds from the Series C stock offering equal to the $135,288 fair value of these warrants was allocated to additional paid in capital. This fair value was determined by use of the Black-Scholes valuation model, assuming an expected dividend yield of 0%, a risk-free interest rate of 5.5%, stock volatility of 112%, and an expected life of five years.

The Company issued 75 shares of Series C stock to the placement agent in return for capital raising services and incurred $96,000 in other capital raising cost for this private offering.

The Company agreed to use its best efforts to register the shares of common stock underlying the Series C stock and associated warrants and to pay a penalty if this registration was not effective 30 days after their issuance. The Company has not yet registered these shares and, as a result, is incurring a penalty owed to the investors equal to 1% of the purchase price of the shares for the first 30-day period after April 25, 1999 and 3% for every 30-day period after that until the registration statement has been declared effective. During 1999, the Company incurred approximately $400,000 in penalties.

Series E Convertible Preferred Stock issuance: On December 30, 1999, the Company issued 2,650 shares of its Series E convertible preferred stock to accredited investors in a private offering. At any time after the issuance of the Series E stock, each share of Series E stock is convertible into the number of shares of common stock equal to the $1,000 stated value of each of these shares divided by the lesser of $5.125 or 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date. The beneficial conversion feature present in the issuance of the Series E stock as determined on the date of issuance of the Series E Stock totaled $1,683,453. This amount is treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders upon the date of issuance of the Series E stock since these shares may be converted at any time after issuance. After year-end, as a result of the Series F convertible preferred offering described in Note 14, the 75% conversion factor included in the formula described above was changed to 70%.

Holders of Series E stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable in either cash or shares of common stock, at the option of the Company. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due.

In the Series E stock offering, the Company also issued warrants to the investors to purchase 50,000 shares of common stock at $6.375 per share. A portion of the aggregate proceeds from the Series E stock offering equal to the $260,370 fair value of these warrants was allocated to additional paid in capital. This fair value was determined by use of the Black-Scholes valuation model, assuming an expected dividend yield of 0%, a risk-free interest rate of 5.5%, stock volatility of 112%, and an expected life of five years.

The Company issued 25 shares of Series E stock to the placement agent in return for capital raising services and incurred approximately $292,000 in other capital raising cost in this private offering.

The Company agreed to use its best efforts to register the shares of common stock underlying the Series E stock and associated warrants and to pay a penalty if the registration was not effective 30 days after their

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


issuance. The Company has not yet registered these shares and, as a result, is incurring a penalty owed to the investors equal to 2% of the purchase price of the shares for the first 30-day period and 3% for every 30-day period after that until the registration statement has been declared effective.

Common stock warrants: During 1999, the Company issued warrants to purchase 22,000 shares of its common stock for $2.19 to $7.50 per share in return for various services received. In addition, the Company issued warrants to purchase its common stock in various acquisitions as described in Note 7, in various borrowings and issuances of notes payable as described in Note 8, and in various issuances of common and preferred stock as described above in this Note 9. During 1998, the Company issued warrants in various sales of common and preferred stock and in the acquisition of various assets and assumption of liabilities from Enterprise Solutions. The following table summarizes the Company's warrants outstanding at December 31, 1999:

              Range of                      Weighted average
           exercise price      Number        exercise price
          ----------------- -------------   ------------------

          $     1.80-4.00         29,200        $     1.77
                5.40-8.00      1,149,700              7.24
               9.00-13.00        206,300             10.31
                  16.25          304,800             16.25
                  20.63          290,500             20.63
                            -------------
                               1,980,500             10.83
                            =============

Common stock options: The Company's stock option plan provides for granting to the Company's employees, directors and consultants, qualified incentive and nonqualified options to purchase common shares of stock. Qualified incentive options must be granted with exercise prices equal to the fair market value of the common stock on the date of grant. Nonqualified options must be granted with exercise prices equal to at least 85% percent of the fair market value of the common stock on the date of grant.

At December 31, 1999, the Company has 3,500,000 shares of its common stock reserved for issuance upon the exercise of options granted under the Company's stock option plan.

Stock option activity for the years ended December 31, 1999 and 1998 is summarized as follows:

                                           Number of    Weighted average
                                             shares      exercise price
                                          -----------   ----------------

      Outstanding at December 31, 1997       720,000    $   4.54
           Granted                           708,600        7.55
           Exercised                         (15,400)       1.80
           Canceled                          (77,400)      12.00
                                          -----------
      Outstanding at December 31, 1998     1,335,800        5.68
           Granted                           782,700       11.31
           Exercised                         (36,600)       4.27
           Canceled                         (380,400)       7.30
                                          -----------
      Outstanding at December 31, 1999     1,701,500        6.42
                                          ===========

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes the Company's stock options outstanding at December 31, 1999:

                 Options outstanding                  Options exercisable
                 -------------------------------- ----------------------------
                               Weighted  Weighted                  Weighted
                               average   average                   average
    Range of                  remaining  exercise                  exercise
 exercise price     Number      life      price      Number         price
---------------- ------------  -------  --------- -------------- -------------

$   .075-1.25        331,500     4.84   $   0.78        331,500    $    0.78
    2.50-3.75         17,000     2.57       1.64         17,000         1.64
    5.00-7.50        877,400     3.92       6.30        235,100         6.30
    7.65-10.00       175,600     3.05       9.02        129,500         9.18
      17.73          300,000     3.28      17.73        300,000        17.73
                 ------------                     --------------
                   1,701,500                          1,013,100
                 ============                     ==============

The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options. As a result, no compensation expense has been recognized for employee and director stock options. If the Company had determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been reported as follows:

                                             Years Ended December 31,
                                              1999             1998
                                         --------------   -------------

Net loss:
      As reported                        $ (38,897,293)   $ (2,003,166)
      Pro forma                            (39,620,293)     (2,567,166)

Diluted loss per common share:
      As reported                        $      (9.763)   $     (0.643)
      Pro forma                                 (9.932)         (0.080)

Pro forma amounts only reflect options granted during 1995 through 1999. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 for years before 1999 is not reflected in the pro forma amounts presented above because compensation cost is reflected over the options' vesting period, and compensation cost for options granted before January 1, 1995 is not considered.

The per share weighted average fair value of stock options granted was $8.70 during 1999 and $3.90 during 1998, on the date of grant using the Black-Scholes pricing model and the following assumptions:

                                              Years Ended December 31,
                                                1999          1998
                                           -------------  ------------

      Expected dividend yield                     0%            0%
      Risk-free interest rate                   5.5%          4.5%
      Annualized volatility                     112%          113%
      Expected life, in years                      5             5

Note 10.  Income Taxes

At December 31, 1999, the Company had a net operating loss carryforward of approximately $33 million. The net operating loss carryforward may be subject to an annual limitation as defined by Section 382 of the

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Internal Revenue Code. Current and future equity transactions could further limit the net operating losses available in any one year.

The tax effects of temporary differences from continuing operations that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1999 and 1998 are shown as follows:

                                                      Years Ended December 31,
                                                       1999            1998
                                                   ------------    ------------

Deferred tax assets:
     Write-downs of intangible assets              $  1,184,000    $       --
     Allowance for doubtful accounts                    258,000         127,000
     Purchased technology                               317,000          58,000
     Net operating loss carryforward                  8,360,000       2,911,000
                                                   ------------    ------------
                                                     10,119,000       3,096,000
Less valuation allowance                             (9,145,000)     (2,032,000)
                                                   ------------    ------------
                                                   $    974,000    $  1,064,000
                                                   ============    ============

Deferred tax liabilities:
     Depreciation                                      (374,000)       (153,000)
     Capitalized software costs                        (600,000)       (911,000)
                                                   ------------    ------------
                                                   $   (974,000)   $ (1,064,000)
                                                   ============    ============

The total deferred tax assets indicated above do not include a $1.4 million deferred tax asset attributable to discontinued operations. Additionally, the valuation allowance indicated above does not include a valuation allowance of $1.4 million attributable to discontinued operations used to completely offset the deferred tax asset attributable to discontinued operations.

A valuation allowance is required to reduce a potential deferred tax asset when it is likely that all or some portion of the potential deferred tax asset will not be realized due to the lack of sufficient taxable income. The Company has reviewed its taxable earnings history and projected future taxable income. Based on this assessment, the Company has provided a valuation allowance for the portion of the deferred tax assets that will likely not be realized due to lack of sufficient taxable income in the future.

For the years ended December 31, 1999 and 1998, there was no income tax provision.

The income tax expense (benefit) from continuing operations differed from the amounts computed by applying the U. S. federal income tax rate of 34% as a result of the following:

                                               Years Ended December 31,
                                                 1999           1998
                                             -----------    -----------

Expense (benefit) at statutory rate          $(6,192,533)   $  (681,076)
State income tax expense (benefit), net
     of federal                                 (928,880)      (102,216)
Change in valuation allowance                  7,113,000        820,000
Other                                              8,413        (36,708)
                                             -----------    -----------
     Actual tax expense (benefit)            $      --      $      --
                                             ===========    ===========

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.  Other Operating Expenses

During the fourth quarter of 1999, based on the Company's regular review of the recoverability of intangible assets and of the valuation of other assets, the Company recorded a charge of $5,441,539. The amount of impairment losses recorded represented the excess of the carrying amount of the impaired asset over the fair value of the asset. Generally, fair value represents the expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved. The components of the charge are summarized below.

Write-down of software related to Magnum products business      $    289,000
Write-down of purchased technology and intangible assets
    related to Infinite Graphics operations                        2,470,000
Write-down of purchased technology and intangible assets
    related to Asset Sentinel software rights and development        420,000
Write-down of capitalized software development costs               1,938,000
Write-down of excess equipment                                       325,000
                                                                -------------
                                                                $  5,442,000
                                                                =============

In December 1999, the Company approved a plan to dispose of the assets and operations used in a portion of its network monitoring and analysis software and services business that was conducted under the Magnum name. In January 2000, the Company sold the net assets associated with the Magnum operations to a company established by two former employees of the Company and forgave advances to the two former employees in return for a $214,000 note receivable from the acquiring company and the assumption of various liabilities. Based upon a review of the recoverability of the net capitalized software development costs associated with the Magnum operations, the Company recorded a charge of approximately $289,000 in December 1999 to state the capitalized software costs at fair value.

As discussed in Note 7, in November 1999, the Company received notice of Infinite Graphics's intent to terminate the licenses granted to the Company and to seek recovery of the assets purchased by the Company in February 1998 as a result of the Company's inability to pay the outstanding balance of contingent consideration due to Infinite Graphics. In December 1999, the Company recorded a charge of approximately $2,470,000 to write-down the net balance of purchased technology and intangible assets related to the Infinite Graphics operations based upon the terms of a settlement agreement proposed by both the Company and Infinite Graphics, but pending approval of holders of the Company's secured debt. Under the terms of the proposed settlement, the license rights and essentially all of the net assets of the Infinite Graphics operations, totaling approximately $2,191,000 at December 31, 1999, would revert back to Infinite Graphics in exchange for the mutual release of claims arising under the February 1998 agreement, including Infinite Graphics's release of the Company's contingent consideration payment obligation. Writing-off these net assets, assumed legal costs and an estimated loss on operations until the date of asset reversion results in a charge of approximately $2,470,000.

During the fourth quarter of 1999, based on the Company's ongoing review of recoverability of intangible assets, the Company recorded an impairment charge of approximately $420,000 related to the net balance of Asset Sentinel intangible assets acquired in February 1998 as described in Note 7. In March 2000, the Company formally transferred the rights to the Asset Sentinel software acquired back to Asset Sentinel along with the obligation to provide any future service to customers of the Company utilizing Asset Sentinel software. Under the terms of the agreement, the Company is obligated to pay Asset Sentinel $70,000 in return for Asset Sentinel's assumption of this obligation and for Asset Sentinel's release of any claims against the Company. Furthermore, should Asset Sentinel later sell the software rights previously owned by the Company or should Asset Sentinel raise in excess of $200,000 in equity capital, Asset Sentinel is required to pay the Company $70,000.

In light of an assessment made by the Company in late 1999 of its new product development, the Company recorded a charge of approximately $1,938,000 related to capitalized software development costs. The

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Company determined that new product development would occur with different tools and techniques available in the marketplace and that these techniques would not take advantage of portions of software for which the Company had recorded a net balance of capitalized software development costs. Based upon a review of the recoverability of these capitalized costs, the Company recorded a charge in December 1999 to state the remaining balance at fair value.

As part of cost containment efforts in late 1999, the Company reduced staffing in various areas. In conjunction with these staffing changes, excess equipment was identified and subsequently written-down to fair value. The Company recorded a charge of approximately $325,000 related to the write-down of equipment in 1999.


Note 12.  Operating Leases

Company as lessor: The Company leases equipment, primarily Virtual Command Center units, under noncancellable operating leases expiring in various years. The cost of equipment subject to these leases is recorded as leased equipment. Future minimum lease payments to be received for operating leases in which the Company is the lessor are $237,500 for 2000, 172,200 for 2001 and $8,200 for 2002.

Company as lessee: The Company has operating leases for various office space and computers, and office equipment. The rental payments under these leases are charged to expense as incurred. Many of the leases provide that the Company pay taxes, maintenance, insurance, and other operating expenses applicable to the leases. Lease expense was approximately $264,200 in 1999 and approximately $94,000 in 1998. Future minimum lease payments under these noncancellable operating lease are approximately as follows:

                  Year                      Minimum Lease Payments
                  ----                      ----------------------

                  2000                      $361,800
                  2001                      $305,400
                  2002                      $146,868
                  2003                      $ 24,200
                  2004                      $ 12,100


Note 13.  Major Customer and Concentration of Credit Risk

Sales to one unaffiliated customer aggregated approximately 30% of net sales for 1999. In addition, accounts receivable from this unaffiliated customer aggregated approximately 18% of total accounts receivable as of December 31, 1999. Historically, the Company has not experienced write-offs related to these major customers, and no such losses are expected related to the balances of accounts receivable due from this customer as of December 31, 1999.


Note 14.  Subsequent Events

Private Placement of Series D Convertible Preferred Stock: On January 19, 2000, the Company issued 2,725 shares of Series D convertible preferred stock in a private placement. The shares were issued as follows:

     o    700 shares to new investors for $700,000 in the aggregate;
     o 300 shares to investors upon conversion of $300,000 of promissory notes issued by the Company as described in Note 8;
     o 1,600 shares to the holders of the Company's then outstanding Series C convertible preferred stock in exchange for all of their Series C shares; and

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     o 125 shares to the placement agent, of which 75 shares were issued in exchange for all of the Company's Series C stock held by the placement agent and of which 50 shares were compensation for placement agent services.

At any time after the issuance of the Series D stock, each share of Series D stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.4375. The beneficial conversion feature present in the issuance of the Series D stock as determined on the date of issuance of the Series D stock totaled $2,386,830. This amount will be treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders upon the date of issuance of the Series D stock since these shares may be converted at any time after issuance.

Holders of Series D stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable, upon conversion of the Series D stock, in either cash or shares of common stock, at the option of the Company. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due.

In addition, the holders of warrants issued in the Series C offering were issued warrants to purchase 20,000 shares of the Company's common stock in exchange for the warrants issued to them in the Series C offering. Each new warrant issued entitles its holder to purchase the common stock at $8.30 per share at any time before the fifth anniversary of the date of issuance of the warrant. The Company also issued 30,000 shares of common stock to the new investors and 120,000 shares of common stock to the holders of the Series C stock.

Issuance of Series F Convertible Preferred Stock: On February 23, 2000, the Company issued 2,000 shares of its Series F convertible preferred stock to accredited investors in a private offering. At any time after the issuance of the Series F stock, each share of Series F stock is convertible into the number of shares of common stock equal to the $1,000 stated value of each share divided by the lesser of $6.75 or 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date. The beneficial conversion feature present in the issuance of the Series F stock as determined on the date of issuance of the Series F stock totaled $1,291,429. This amount is treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders upon the date of issuance of the Series F stock since these shares may be converted at any time after issuance. All outstanding shares of Series F stock will be automatically converted into common stock on February 23, 2002.

Holders of Series F stock are entitled to receive dividends at an annual rate of 8% of the stated $1,000 value of the Series F stock, subject to the prior declaration or payment of any dividend to which the holders of the Company's Series A stock, Series B stock, Series D stock or Series E stock are entitled. Dividends on shares of the Series F stock are cumulative and are payable only upon conversion of the Series F stock.

In this offering, the Company also issued warrants to the investors to purchase 50,000 shares of common stock. Each warrant is a five-year callable warrant to purchase common stock at $11.00 per share.

Due to provisions in effect in the Series E stock offering as described in Note 9, the conversion formula for the Series E stock was modified as a result of the Series F stock offering. Based upon this modification, an additional beneficial conversion feature was created for the Series E stock. The value of this additional conversion benefit of $311,510 will be treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders upon the date of the modification.

The Company agreed to use its best efforts to file a registration statement for sales of the shares of common stock underlying the Series F stock and the warrants and to pay a penalty if the registration statement is not effective by the 120th day after issuance of the Series F stock. This penalty is equal to 2% of the purchase

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


price of the Series F stock for the first 30-day period after the 120-day period and 3% of the purchase price for every 30-day period after that until the registration statement has been declared effective.

Patent infringement claim and settlement: The Company was named as a defendant in a patent infringement claim filed in February 2000. The claim alleged that the Company's Virtual Command Center product, when monitoring a mainframe computer, infringed on a patent held by the plaintiffs. The Company believed that the plaintiffs' claims were without merit, but in order to avoid protracted and potentially costly litigation, the Company settled the claim on March 16, 2000.

Letter of intent--sale of software rights: On March 24, 2000, the Company signed a letter of intent with a potential acquirer to sell substantially all the software rights, trademarks, and copyrights used in the printed circuit board industry and acquired by the Company from Lavenir in September 1999 as described in Note 7. In-turn, the Company would obtain license rights to a source code from the potential acquirer. The potential acquirer would pay approximately $4,000,000 for the various software rights, trademarks, and copyrights, but would charge the Company $1,100,000 to license, on a non-exclusive basis, the source code formerly owned by the Company for the Company's raster photoplotter technology and products. The rights, trademarks and copyrights related to hardware used in the printed circuit board industry are not subject to this letter of intent.

Authorized Shares of Common Stock: On April 5, 2000, the shareholders of the Company approved an increase in the number of authorized shares of capital stock to 18,500,000.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                  March 31, 2000
                                                                  --------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                        $ 1,293,237
    Accounts receivable, less allowance for doubtful
        accounts of $210,000                                           1,678,052
    Other receivables                                                    154,631
    Inventories                                                        1,408,812
    Prepaid expenses and other                                           159,217
    Current portion of investment in
      sales-type leases                                                   15,093
                                                                     -----------
        Total current assets                                           4,709,042

Property and equipment, net                                              719,479
Leased equipment, net                                                    105,834
Software development costs, net                                          812,182
Purchased technology and other intangibles, net                       11,632,980
Other assets, net                                                        357,171
                                                                     -----------
     TOTAL ASSETS                                                    $18,336,688
                                                                     ===========



  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                     March 31, 2000
                                                                     --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
    Accounts payable                                                  $   1,647,533
    Current portion of  notes payable                                     3,858,173
    Accrued liabilities, compensation and payroll taxes                     821,860
    Accrued consideration related to acquisitions                         7,548,310
    Accrued interest and penalties                                          517,994
    Accrued dividends                                                       395,836
    Deferred revenue                                                      1,091,577
    Net liabilities of discontinued operations                            6,839,000
                                                                      -------------
           Total current liabilities                                     22,720,283
                                                                      -------------
    Notes payable, less current portion                                      16,181
                                                                      -------------
           Total liabilities                                             22,736,464

STOCKHOLDERS' EQUITY (DEFICIT)

   Voting, convertible preferred stock - Series A, no par value;
      887,980 shares authorized; 86,896 shares issued and
      outstanding; total liquidation preference of outstanding
      shares-$32,586                                                  $      40,765
   Voting, convertible preferred stock - Series B, no par value;
      123,077 shares authorized; 51,632 shares issued and
      outstanding; total liquidation preference of outstanding
      shares-$1,678,040                                                   1,678,069
   Convertible preferred stock - Series C, no par value; 1,675
      shares authorized; no shares outstanding                                 --
   Convertible preferred stock - Series D, no par value; 2,775 shares authorized; 2,725 shares issued and outstanding;
      total liquidation preference of outstanding shares-$2,725,000       1,887,462
   Convertible preferred stock - Series E, no par value; 2,675 shares authorized; 2,675 shares issued and outstanding;
      total liquidation preference of outstanding shares-$2,675,000       2,097,605
   Convertible preferred stock - Series F, no par value; 2,000 shares authorized; 2,000 shares issued and outstanding;
      total liquidation preference of outstanding shares-$2,000,000       1,373,475
    Common stock, no par value; 17,479,818 shares authorized;
      6,344,106 shares issued and outstanding                                  --
    Additional paid-in-capital                                           38,182,588
    Notes receivable-officers                                              (126,000)
    Accumulated deficit                                                 (49,533,740)
                                                                      -------------
           Total stockholders' deficit                                   (4,399,776)
                                                                      -------------

                                                                      $  18,336,688
                                                                      =============

  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                     Three Months Ended
                                                                          March 31,
                                                                  --------------------------
                                                                      2000           1999
                                                                  -----------    -----------
Net sales:
    Systems                                                       $   871,332    $ 1,516,590
    Maintenance, consulting and other                               1,219,165      1,063,626
                                                                  -----------    -----------
                  Total net sales                                   2,090,497      2,580,216
Cost of sales:
    Systems                                                           162,864        201,285
    Maintenance, consulting and other                                 321,755        549,296
                                                                  -----------    -----------
                  Total cost of sales                                 484,619        750,581
                                                                  -----------    -----------

                  Gross profit                                      1,605,878      1,829,635
Operating expenses:
    Selling, general and administrative                             3,721,730      1,668,792
    Research and development                                          119,275        349,379
    Other operating expenses                                        2,226,502           --
                                                                  -----------    -----------

                   Loss from operations                            (4,461,629)      (188,536)
Other income (expense):
    Interest expense                                                 (242,550)       (78,507)
    Interest income                                                     1,002          1,527
    Other expenses                                                       --         (141,002)
                                                                  -----------    -----------
                   Total other income (expense), net                 (241,548)      (217,982)
                                                                  -----------    -----------

Loss from continuing operations                                    (4,703,177)      (406,518)
Discontinued operations:
    Loss on disposal of discontinued operations; net of tax        (1,664,000)          --
                                                                  -----------    -----------
Loss before cumulative effect of change in accounting principle    (6,367,177)   $  (406,518)
                                                                  -----------    -----------
Cumulative effect of change in method of depreciation                    --          231,936
                                                                  -----------    -----------
                     Net loss                                      (6,367,177)      (174,582)

Accrual of cumulative dividends on preferred stock                   (135,917)       (43,675)
Attribution of beneficial conversion feature on preferred stock    (3,466,797)      (287,441)
                                                                  -----------    -----------
Net loss attributable to common stockholders                      $(9,969,891)   $  (505,698)
                                                                  ===========    ===========

  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

Basic loss per common share:
    Loss from continuing operations                                   $       (1.447)   $       (0.194)
    Loss from discontinued operations                                         (0.290)             --
                                                                      --------------    --------------
    Loss before cumulative effect of change in accounting principle           (1.737)           (0.194)
    Cumulative effect of change in accounting principle                         --               0.061
                                                                      --------------    --------------
    Net loss                                                          $       (1.737)   $       (0.133)
                                                                      ==============    ==============

Diluted loss per common share:
    Loss from continuing operations                                   $       (1.447)   $       (0.194)
    Loss from discontinued operations                                         (0.290)             --
                                                                      --------------    --------------
    Loss before cumulative effect of change in accounting principle           (1.737)           (0.194)
    Cumulative effect of change in accounting principle                         --               0.061
                                                                      --------------    --------------
    Net loss                                                          $       (1.737)   $       (0.133)
                                                                      ==============    ==============

Shares used in calculations:
    Basic                                                                  5,741,384         3,805,368
    Diluted                                                                5,741,384         3,805,368


  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                               Three Months Ended
                                                                    March 31,
                                                           --------------------------
                                                               2000           1999
                                                           -----------    -----------
Cash flows from operating activities:

Net loss                                                   $(6,367,177)   $  (174,582)
Adjustments to reconcile net loss to net cash used in
     operating activities:
     Warrants issued for services                               31,725           --
     Loss on write-off of purchased technology               1,800,000           --
     Loss on disposal of discontinued operations             1,539,000           --
     Depreciation and amortization                           1,015,130        916,045
     Loss on sales of property and equipment                   (36,687)          --
     Cumulative effect of change in accounting principle          --         (231,936)
Changes in operating assets and liabilities:
          Accounts receivable                                  236,791       (716,612)
          Other receivables                                    (60,420)       (85,710)
          Inventories                                          (86,477)      (151,291)
          Prepaid expenses and other                            15,901       (120,807)
          Accounts payable                                    (355,982)      (318,940)
          Accrued liabilities                                 (115,644)        (7,220)
          Accrued consideration related to acquisition        (166,209)          --
          Accrued interest and penalties                       115,192           --
          Deferred revenue                                     110,938        233,989
                                                           -----------    -----------

     Cash used by operating activities:                     (2,323,919)       (19,184)
                                                           -----------    -----------

Cash flows from investing activities:
    Sale of investment in sales-type leases                      5,660          5,307
    Purchase of property and equipment                        (121,626)      (154,002)
    Increase in leased equipment                                17,449          6,633
    Investment in software development costs                      --         (865,107)
    Investment in purchased technology                        (100,000)          --
    Investment in other assets                                 (57,072)        (1,975)
                                                           -----------    -----------

     Cash used by investing activities:                       (255,589)    (1,009,144)
                                                           -----------    -----------

Cash flows from financing activities:
    Proceeds from note receivable-officers                     109,500           --
    Proceeds from issuance of preferred stock                2,369,725      1,504,000
    Proceeds from issuance of common stock                     505,799        563,875
    Proceeds from short-term notes payable                        --          606,768
    Payments of long-term notes payable                     (1,283,927)       (50,000)
                                                           -----------    -----------

     Cash provided by financing activities:                  1,701,097      2,624,643
                                                           -----------    -----------

     Net increase (decrease) in cash:                         (878,411)     1,596,315

     Cash and cash equivalents at beginning of period:       2,171,648        664,066
                                                           -----------    -----------

     Cash and cash equivalents at end of period:           $ 1,293,237    $ 2,260,381
                                                           ===========    ===========

  The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


         General

         Global MAINTECH Corporation, through its subsidiaries, Global MAINTECH, Inc. and Singlepoint Systems, Inc. supplies world class systems and services to data centers; manufactures and sells event notification software and provides professional services to help customers implement enterprise management solutions; and manufactures and sells printed circuit board design software and plotters. Global MAINTECH Corporation and its subsidiaries are referred to in these notes to unaudited consolidated financial statements as the Company.

         The Company's Breece Hill Technologies, Inc. subsidiary, which was acquired in April 1999 and formerly represented the Company's tape library storage products segment, is presented as a discontinued operation.

         Basis of Presentation

         The interim consolidated financial statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of results for the periods presented. All of these adjustments are of a normal recurring nature.

         The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         Continuation as a Going Concern

         The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. The Company incurred losses from operations of $14,920,021 during the year ended December 31, 1999 and $4,461,629 during the quarter ended March 31, 2000. At March 31, 2000, the Company had a working capital deficit of $18,011,241 and a stockholders' deficit of $4,399,776.

         The Company is currently in negotiation to resolve approximately $7,300,000 of current liabilities included in the Company's March 31, 2000 consolidated financial statements by the issuance of equity securities for various acquisition earnout obligations. The completion of the disposal of Breece Hill and resolution of various earnout liabilities will aid in alleviating the Company's working capital deficit. In January and February 2000, the Company issued Series D and F convertible preferred stock with combined gross proceeds of $2,700,000. Furthermore, during the last fiscal quarter of 1999 the Company appointed a new Chief Executive Officer and other executive management who took action to reduce future operating expenses in an effort to improve operating margins in 2000. In the first fiscal quarter of 2000 the Company implemented additional budgetary controls and established performance criteria to monitor expenses and improve financial performance. The Company also expects to reach a satisfactory extension of its borrowing arrangements with its primary secured lender.

         These actions are significant and their impact on further results is uncertain as of the date of the consolidated financial statements. In addition, the ability of the Company to attract additional capital if events do not occur as expected by the Company is uncertain. While the Company believes in the viability of its strategy to improve operating margins and in its financial plan to improve the Company's working capital position, there can be no assurances to that effect.

         Other Operating Expenses

         Other operating expenses are primarily comprised of a charge taken by the Company in February 2000 related to technology acquired during the quarter ended March 31, 2000. In February 2000, the Company contracted to purchase the full rights to software currently used by the Company in its Virtual Command Center product from a company owned by an employee of the Company for aggregate consideration with a value of $1,800,000. This consideration is comprised of:

         o $400,000 in cash, of which $100,000 was paid in February and the remainder is payable in installments through December 31, 2001;
         o 70,600 shares of common stock valued at approximately $600,000, of which 17,650 shares were issued in February 2000 and the remainder will be issued through December 31, 2000; and

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


         o options to purchase 100,000 shares of common stock at $7.3125 per share with a five year term, the aggregate value of which, based on the Black-Scholes valuation model, was approximately $800,000.

         The software technology acquired, Global Watch MVS, can be sold on a stand-alone basis or as part of the Virtual Command Center product. The Company determined in the fourth quarter of 1999 that the expected future cash flows from software related assets were impaired and, as a result, those software assets were written down to their recoverable amount. Since the Global Watch MVS software has an insufficient history to provide evidence of satisfactory future cash flows, the Company has expensed the cost of the software technology acquired.

         Loss Per Share

         Basic loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders is determined by increasing net loss by the accrual of dividends on preferred stock for the respective period and by the value of any embedded beneficial conversion feature present in issuances of preferred stock attributable to the respective period.

         Diluted loss per common share is computed by dividing the net loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus shares derived from other potentially dilutive securities. For the Company, potentially dilutive securities include:

         o        "in-the-money" stock options and warrants;
         o the amount of weighted average common shares which would be added by the conversion of outstanding convertible preferred stock and convertible debt;
         o the number of weighted average common shares which would be added upon the satisfaction of conditions with respect to arrangements involving contingently issuable shares; and
         o the number of weighted average common shares that may be issued subject to contractual arrangements entered into by the Company that may be settled in common stock or in cash at the election of either the Company or the holder.

         During the first fiscal quarters ended March 31, 2000 and 1999, potentially dilutive shares were excluded from the diluted loss per common share computation because their inclusion would have been antidilutive. The following table sets forth the weighted average number of antidilutive option and warrant shares excluded from the calculation of diluted loss per common share for the periods indicated:

                                                            Three Months Ended
                                                                  March 31,
                                                            ------------------
                                                              2000       1999
                                                             -------    -------

            Weighted average antidilutive option shares      402,186      6,600
            Weighted average antidilutive warrant shares     801,604    486,586

         The following table sets forth the number of common shares issuable, and excluded from the calculation of diluted loss per common share, upon conversion of the then outstanding preferred shares and convertible debt as of the date indicated:

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                                                               March 31,
                                                          --------------------
                                                            2000         1999
                                                          -------      -------

         Number of common shares issuable upon
          conversion of:
           Series A convertible preferred stock            17,379       17,379
           Series B convertible preferred stock           256,408      223,231
           Series C convertible preferred stock                 -      326,829
           Series D convertible preferred stock           441,784            -
           Series E convertible preferred stock           517,073            -
           Series F convertible preferred stock           134,189            -
         Number of common shares with respect to
          convertible debt                                121,773            -

         In addition to the above convertible securities, at March 31, 2000, 400,000 shares of the Company's Breece Hill subsidiary's Series B preferred stock were outstanding. These shares were convertible into 80,000 shares of the Company's common stock. These shares also were excluded from the calculation of diluted loss per common share because their inclusion would have been antidilutive.

         As part of the acquisition of the Global Watch MVS software, the Company agreed to issue 70,600 shares of the Company's common stock through December 2000.

         The Company is a party to a number of arrangements that may be settled in common stock or in cash at the election of either the Company or the other party. These contractual arrangements include accrued dividends with respect to the Company's preferred stock, a minimum earnout payment related to assets acquired from Enterprise Solutions, Inc., an earnout payment related to the purchase of Breece Hill and various other contractual arrangements. The settlement of these contractual obligations through the issuance of common shares would have required 2,309,519 shares as of March 31, 2000 and 10,166 shares as of March 31, 1999. These shares were excluded from the calculation of diluted loss per common share because their inclusion would have been antidilutive.

         Capitalized Software Development Costs

         Under the criteria prescribed by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to several external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years.

         The carrying value of software development assets is regularly reviewed by the Company. A loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.

         Purchased Technology and Other Intangibles

         The Company has recorded the excess of purchase price over net tangible assets as purchased technology and customer lists based on the fair value of these intangibles at the date of purchase. These assets are amortized over their estimated economic lives of three to five years using the straight-line method. Recorded amounts for purchased technology are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

         Discontinued Operations-Breece Hill Technologies, Inc.

         On December 27, 1999, the Company approved a formal plan for the disposal of its Breece Hill subsidiary, which was acquired on April 14, 1999 and which formerly represented the Company's tape storage products business segment. Accordingly, the estimated loss from the disposal of this segment and the financial position, results of

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


operations and cash flows of Breece Hill have been separately presented as discontinued operations, and eliminated from the continuing operations amounts in the consolidated financial statements. The net liabilities of discontinued operations increased $1,664,000 in the quarter ended March 31, 2000 to reflect a revised calculation of liability for the earn-out period of March 15, 1999 through March 14, 2000. No further adjustment was deemed necessary for the loss on disposal of discontinued operations.

         Acquisitions

         Lavenir assets and liabilities: On September 29, 1999, the Company purchased substantially all the assets and rights to specified hardware and software products, trademarks and copyrights of Lavenir Technology, Inc. pursuant to an Agreement and Plan of Reorganization. The Company also assumed specified liabilities of Lavenir, including Lavenir's outstanding debt, ongoing leases, and contract obligations. The assets and rights acquired relate primarily to a suite of CAD/CAM software and specified hardware products sold for use in the printed circuit board industry.

         Under the terms of the Lavenir Agreement, the total purchase price of $5,300,000 was comprised of:

         o 266,000 shares of the Company's common stock initially paid to Lavenir on the closing date;
         o $400,000 originally in the form of a note payable due on January 31, 2000; and
         o an additional 404,085 shares of the Company's common stock issued as of March 31, 2000 to cause the aggregate value of the shares previously issued and the original $400,000 liability to total $5,300,000 as of March 31, 2000.

         In November 1999, the Company negotiated the $400,000 liability due on January 31, 2000 to a $100,000 amount due on January 31, 2000 in return for 100,000 shares of the Company's common stock to be issued in January 2000. The satisfaction of the original $400,000 liability and the related issuance of additional shares of common stock did not impact the number of common shares to be issued in 2000 as described above.

         The Company received net assets with a fair value of approximately $315,000 as a result of the Lavenir asset acquisition and allocated the remaining purchase price of $4,985,000 to purchased technology intangible assets with useful lives of three to five years.

         Singlepoint Limited: On May 27, 1999, the Company, through its subsidiary, acquired all of the outstanding stock of Singlepoint Limited, a distributor of Singlepoint Systems, Inc.'s products, for $80,000. In addition, under the terms of the acquisition agreement, the Company is required to pay an earn-out payment based upon the net income of Singlepoint Limited for a period subsequent to the acquisition date through April 30, 2000. Through March 31, 2000, no additional earn-out amounts have been required.

         The Company recorded the acquisition of Singlepoint Limited using the purchase method of accounting. The net liabilities in excess of identifiable assets of Singlepoint Limited as of the acquisition date totaled $115,437. Based upon the $80,000 of consideration paid, the Company recorded an increase in other intangible assets of $195,437 in 1999 as a result of the Singlepoint Limited acquisition.

         Unaudited 1999 pro forma financial information: The following table summarizes unaudited pro forma 1999 consolidated financial information with respect to results of operations of the Company as if the acquisitions of the assets, licenses and various rights and the assumption of the liabilities with respect to the Lavenir and Singlepoint Limited transactions had occurred as of January 1, 1999:

                                                 Three months ended
                                                   March 31, 1999
                                                   --------------

         Net sales                                   $    4,150
         Loss from continuing operations                   (589)
         Diluted loss per common share from
           continuing operations                     $   (0.226)

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


         Common Stock Issuance

         During the first quarter ended March 31, 2000, the Company issued 232,164 shares of common stock as a result of exercises of stock options. The Company received $558,496 in proceeds for these exercises. The Company also issued 504,085 shares of common stock to Lavenir Technology, Inc. in settlement of a previously negotiated acquisition liability, 17,650 shares for the purchase of Global Watch MVS, 150,000 shares in connection with the issuance of Series D convertible preferred stock, and 36,106 shares to satisfy a previous commitment.

         Preferred Stock Issuance

         Issuance of Series D convertible preferred stock: On January 19, 2000, the Company issued 2,725 shares of Series D convertible preferred stock in a private placement. In this transaction, the Company issued:

         o        700 shares to new investors for $700,000 in the aggregate;
         o 300 shares to investors upon conversion of $300,000 of promissory notes issued by the Company;
         o 1,600 shares to the holders of the Company's then outstanding Series C convertible preferred stock in exchange for all of their Series C shares; and
         o 125 shares to the placement agent, of which 75 shares were issued in exchange for all of the Company's Series C stock held by the placement agent and of which 50 shares were compensation for placement agent services.

         At any time after the issuance of the Series D stock, each share of Series D stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.4375. The beneficial conversion feature present in the issuance of the Series D stock as determined on the date of issuance totaled $2,386,830, of which $1,863,858 was treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders upon the date of issuance of the Series D stock since these shares may be converted at any time following issuance. The other $522,972 was attributed to Series C stock and was treated as a reduction in earnings available to common stockholders in the year ended December 31, 1999.

         Holders of Series D stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable upon conversion of the Series D stock in either cash or shares of common stock, at the option of the Company. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due.

         In connection with the Series D stock offering, the holders of warrants issued in the Series C offering were issued warrants to purchase 20,000 shares of the Company's common stock in exchange for the warrants issued to them in the Series C offering. Each new warrant entitles its holder to purchase common stock at $8.30 per share at any time before the fifth anniversary of the date of issuance of the warrant. As part of the Series D offering, the holders of Series C stock agreed to waive $400,000 in penalties, which were payable to them because a registration statement covering the common shares underlying the Series C stock was not filed under the Securities Act of 1933 within the time period required under the registration rights agreement. In addition, the Company issued 30,000 shares of common stock to the new investors and 120,000 shares of common stock to the holders of the Series C stock.

         Issuance of Series F Convertible Preferred Stock: On February 23, 2000, the Company issued 2,000 shares of its Series F convertible preferred stock to accredited investors in a private offering. At any time after the issuance of the Series F stock, each share of Series F stock is convertible into that number of shares of common stock equal to the stated value of each share ($1,000) divided by the lesser of $6.75 or 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately preceding the conversion date. The beneficial conversion feature present in the issuance of the Series F stock as determined on the date of issuance totaled $1,291,429 and is treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders upon the date of issuance of the Series F stock since these shares may be converted at any time following issuance. All outstanding shares of Series F stock will be automatically converted into common stock on February 23, 2002.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


         The holders of Series F stock are entitled to receive dividends at an annual rate of 8% of the stated value of the Series F stock, subject to the prior declaration or payment of any dividend to which the holders of the Company's Series A stock, Series B stock, Series D stock or Series E stock are entitled. Dividends on shares of the Series F stock are cumulative and are payable only upon conversion of the Series F stock.

         In connection with this offering, the Company also issued warrants to the investors to purchase 50,000 shares of common stock. Each warrant is a four-year callable warrant to purchase common stock at $11.00 per share.

         Due to provisions in effect with respect to the Series E stock offering, the conversion formula for the Series E stock was modified as a result of the Series F stock offering. Based upon this modification, an additional beneficial conversion feature was created with respect to the Series E stock. The value of this additional conversion benefit of $311,510 was treated as a reduction in earnings available, or an increase in loss attributable, to common stockholders in the first quarter of 2000.

         The Company agreed to use its best efforts to file a registration statement with regard to sales of the shares of common stock underlying the Series F stock and the warrants. If the registration statement is not effective by the 120th day after issuance of the Series F stock, the Company must pay a monetary penalty. This penalty is equal to 2% of the purchase price of the Series F stock for the first 30-day period following the 120-day period and 3% of the purchase price for every 30-day period thereafter until the registration statement has been declared effective.

         Patent infringement claim and settlement

         The Company was named as a defendant in a patent infringement claim filed in February 2000. The claim alleged, among other things, that the Company's Virtual Command Center product, when monitoring a mainframe computer, infringed on a patent held by the plaintiffs. The Company believed that the plaintiffs' claims were without merit, but in order to avoid protracted and potentially costly litigation, the Company settled the claim on March 16, 2000.

         Reclassifications

         Certain amounts previously reported in 1999 have been reclassified to conform to the 2000 presentation.

         Use of estimates

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         Subsequent Events

         On March 24, 2000, the Company signed a letter of intent with another company whereby the Company would sell substantially all the software rights, trademarks, and copyrights used in the printed circuit board industry acquired by the Company from Lavenir Technology, Inc. in September 1999. In April 2000, the Company and the potential acquirer mutually agreed to terminate the letter of intent and not to proceed with the proposed sale. The Company will continue to operate the Lavenir software business and may seek other potential acquirers of the business.

================================================================================


                                3,074,726 Shares



                                     Global
                                    MAINTECH
                                   Corporation


                                  Common Stock




                                 --------------

                                   PROSPECTUS

                                 --------------





                               _____________, 2000


================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Article Seven of Global MAINTECH's articles of incorporation provides that a director shall not be liable to Global MAINTECH or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Global MAINTECH or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (4) for any transaction from which the director derived an improper personal benefit, or (5) for any act or omission occurring prior to the date when such Article Seven became effective.

     Global MAINTECH's bylaws provide that the officers and directors of Global MAINTECH and others shall be indemnified to substantially the same extent permitted by Minnesota law.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Global MAINTECH maintains a standard policy of officers' and directors' insurance.

Item 25. Other Expenses of Issuance and Distribution

         SEC Registration Fee.............................  $ 7,610
         Accounting Fees and Expenses.....................   15,000
         Legal Fees and Expenses..........................   25,000
         Blue Sky Fees and Expenses.......................    6,000
         Printing and Engraving Expenses..................    5,000
         Miscellaneous....................................        0
                                                            -------
           Total..........................................  $58,610
                                                            =======

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by Global MAINTECH.

Item 26. Recent Sales of Unregistered Securities.

     November 1996 Offering. Global MAINTECH offered for sale up to 483,000 shares of common stock at $3.75 per share, as adjusted for the reverse stock split, pursuant to a private placement memorandum dated November 25, 1996. As of December 31, 1996, 130,700 shares were issued. During January and February 1997, Global MAINTECH issued an additional 330,560 shares in connection with this offering. Maven Securities, Inc. acted as the placement agent. Global MAINTECH paid the placement agent a 10% commission and a 3% fee for expenses and issued to the placement agent a warrant to purchase up to 10% of the number of shares of common stock issued in connection with such offering at an exercise price of $3.75 per share. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares of common stock issued pursuant to the private placement memorandum were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     June 1997 Offering. On June 6, 1997, Global MAINTECH offered for purchase up to 220,000 shares of common stock at $7.00 per share, as adjusted for the reverse stock split. All 220,000 shares were sold pursuant to this offering in July 1997. Global MAINTECH did not use a placement agent with respect to this offering. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares of common stock issued in connection with this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     June 1997 Note. On June 19, 1997, Global MAINTECH issued a promissory note in the amount of $1,000,000 to each of two accredited investors in exchange for a secured subordinated loan in the total amount of $2,000,000. Global MAINTECH also issued warrants to purchase 106,000 shares of common stock at a purchase price of $9.00 per share, as adjusted for the reverse stock split, to one of these accredited investors as a condition of the investor making this loan. All share numbers and price per share numbers are adjusted for the reverse stock split.

     February 1998 Offering. During the second quarter of 1998, Global MAINTECH issued 29,300 shares of common stock to accredited investors at a purchase price of $9.50 per share in a private offering pursuant to the terms of a private placement agreement dated February 19, 1998. Maven Securities, Inc. acted as placement agent for this sale and was paid a 10% commission and a 3% fee for expenses. As additional compensation, Global MAINTECH issued to the placement agent a warrant to purchase 8,530 shares of common stock at an exercise price of $9.50 per share. The aggregate offering price for the shares issued in the second quarter of 1998 was $278,350 and the aggregate placement agent commissions and expenses were approximately $36,200. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares issued were exempt from registration under Rule 506 of Regulation D of the Securities Act. This offering terminated on July 9, 1998 and a total of 85,300 shares were sold.

     July 1998 Offering. On July 21, 1998, Global MAINTECH began a private placement of 333,400 units, each consisting of one share of common stock, subject to possible adjustment, and one warrant to purchase a fraction of a share of common stock, at a price of $11.00 per unit. Each warrant entitles the holder to purchase .05334 shares of common stock at $13.00 per share for each $5 invested in the offering. In addition, the number of shares purchased in the offering may be increased based on the future market price of the common stock. If the average closing price per share for Global MAINTECH's common stock for all trading days in December 1998 is less than $14.65, then the number of shares issued to an investor in the offering will be adjusted in accordance with the following formula: the number of adjusted shares will equal the result obtained by dividing the aggregate investment by 75% of the average closing price. However, the average closing price is subject to a minimum value of $10.00. This offering terminated on August 11, 1998 and a total of 90,000 units were sold for a total offering price of $990,000. Global MAINTECH offered this private placement without the assistance of a placement agent. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares of common stock issued pursuant to this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     August 1998 Series B Stock. At the end of August 1998, Global MAINTECH began a private placement of up to 123,077 units, as adjusted for the reverse stock split, each consisting of one share of Series B cumulative convertible preferred stock and one warrant to purchase shares of common stock. The purchase price per unit was $32.50.

     Each share of Series B stock entitles the holder thereof to receive an annual dividend equal to $2.60. Until February 15, 1999, each share of Series B stock was convertible into that number of shares of common stock equal to the per unit purchase price divided by $16.25, subject to adjustments and as adjusted for the reverse stock split. Thereafter, each share of Series B stock is convertible into that number of shares of common stock equal to the per unit purchase price divided by 80% of the average closing bid price of the common stock for the 20 consecutive trading days prior to the conversion date, subject to adjustments. However, the average price may not be greater than $12.50 nor less than $3.75, as adjusted for the reverse stock split. All outstanding shares of Series B stock will be automatically converted into common stock on September 23, 2001 if Global MAINTECH has registered the shares of common stock under the Securities Act and the common stock is traded on Nasdaq.

     Each warrant is a five-year callable warrant to purchase common stock at $16.25 per share, as adjusted for the reverse stock split. The number of shares of common stock for which the warrant will be exercisable will equal the number of shares of common stock into which the associated share of Series B stock contained in the unit will have been converted. The warrants are callable by Global MAINTECH provided the common stock has not traded below $21.875, as adjusted for the reverse stock split, for 20 consecutive trading days prior to the call exercise date and the underlying shares are registered under the Securities Act and the common stock is traded on Nasdaq.

     Global MAINTECH agreed to use its best efforts to register the shares of common stock underlying the Series B stock and the warrants and to pay a penalty if the registration is not effective by February 28, 1999. This penalty is equal to 1% of the purchase price of the units for the first 30-day period following February 28, 1999 and 3% for every 30-day period thereafter until the registration statement has been declared effective. The units were sold only to accredited investors and this offering was exempt from registration under Rule 506 of Regulation D of the Securities Act.

     Miller, Johnson & Kuehn Incorporated acted as the placement agent. In consideration for MJK's services, it received a cash fee equal to 10% of the proceeds from the units it sold and a cash fee equal to 2% of the proceeds from the units sold by Global MAINTECH. In addition, at each closing held in connection with the offering, MJK received a warrant to purchase that number of shares of common stock equal to 10% of the number of units it sold and 2% of the number of units Global MAINTECH sold, with a per share exercise price equal to 110% of the average closing bid price of the common stock for the 20 trading day period immediately prior to such closing. This resulted in Global MAINTECH issuing to MJK warrants to purchase 456, 2,700 and 319 shares of common stock at per share exercise prices equal to $7.05, $7.35 and $5.80, respectively, as adjusted for the reverse stock split.

     Global MAINTECH issued 67,192 units for total gross proceeds of $2,183,747. Commissions paid to MJK on this amount totaled $126,687 for placement agent commissions and $23,302 for the payment of MJK's accountable expenses, including legal fees, incurred in connection with the offering.

     Unregistered Issuance in Connection with Asset Purchase from Enterprise Systems, Inc. Global MAINTECH, through its wholly owned subsidiary Singlepoint Systems, Inc., purchased substantially all of the assets and assumed specified liabilities of Enterprise Solutions, Inc., an Ohio corporation, pursuant to an Asset Purchase Agreement effective as of November 1, 1998. The purchase price was paid as follows: $200,000 was paid in cash to Enterprise Solutions; options to purchase a maximum of 340,000 shares of common stock or a minimum of 80,000 shares of common stock, subject to earnings events over the 18 months following the closing, were issued to the shareholders of Enterprise Solutions; and options to purchase a maximum of 16,000 shares of common stock were issued to the employees of Enterprise Solutions. All of these options, as adjusted for the reverse stock split, have an exercise price equal to $6.25 and expire on December 9, 2003.

     The purchase price of the assets is subject to adjustment depending on the after-tax earnings generated by Global MAINTECH using the purchased assets during the 18-month period following the closing of the transaction. In the event the after-tax earnings are less than specified amounts set forth in the Purchase Agreement, the number of shares that may be purchased under the shareholder options may be reduced by up to 260,000 shares, as adjusted for the reverse stock split. Conversely, Global MAINTECH will pay Enterprise Solutions the excess, if any, of the earnout amount over the option value. Earnout amount means the greater of (a) 18 times the sum of the after-tax earnings for the first, second, third and tenth through eighteenth months following the acquisition or (b) 16 times the sum of the after-tax earnings for the seventh month through the eighteenth month following the acquisition. Option value means $200,000 plus the product of the number of shares subject to the shareholder options (after any adjustments as described above) multiplied by the spread between the exercise price thereof and the average daily closing price of Global MAINTECH's common stock during the month immediately preceding the last month of the earnout period. Notwithstanding the foregoing, in the event the earnout amount minus the option value is less than $5,000,000, Global MAINTECH, at its option, will either pay the difference to Enterprise Solutions or return the purchased assets and related liabilities to Enterprise Solutions as of the end of the earnout period. In the event the assets are returned to Enterprise Solutions, the shareholder options and the employee options will be canceled.

     All securities issued in connection with this transaction were issued under
Section 4(2) of the Securities Act.

     February 1999 Note and Warrants. On February 23, 1999, Global MAINTECH received a loan in the amount of $500,000 from five partners in the investment firm of Andersen, Weinroth & Co. In exchange for the loan, Global MAINTECH issued a promissory note in the amount of $500,000 and warrants to purchase up to 110,000 shares of common stock, as adjusted for the reverse stock split. The promissory note bore interest at an annual rate of 10%. This note was paid in November 1999. Holders of the warrants may exercise them by paying the exercise price in cash or by converting the warrants under a cashless exercise option. Holders of the warrants also have the right to demand and piggyback registration rights under specified circumstances. The warrants are exercisable at $5.40 per share, subject to adjustment and as adjusted for the reverse stock split. Warrants with respect to 26,760 shares, as adjusted for the reverse stock split, are callable by Global MAINTECH upon the occurrence of specified conditions set forth in the warrants. Warrants with respect to the remaining shares are noncallable. The note and warrants were exempt from registration under Section 4(2) of the Securities Act.


     March 1999 Offering. In March 1999, Global MAINTECH began a private placement of common stock at a purchase price of $5.625 per share, as adjusted for the reverse stock split. Global MAINTECH completed this private placement on May 12, 1999. A total of 265,222 shares were sold for total gross proceeds of $1,491,875. Aethlon Capital acted as the placement agent. Global MAINTECH paid the placement agent a cash commission equal to 10% of the gross proceeds and reimbursed the agent for out-of-pocket expenses incurred in connection with the offering. Global MAINTECH also issued to the agent a warrant to purchase up to 26,522 shares of the common stock sold in the offering with an exercise price of $5.625 per share. The shares of common stock issued pursuant to this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     March 1999 Note. On March 9, 1999, Global MAINTECH issued a $100,000 convertible note payable to an accredited investor, convertible into common stock at $4.00 per share, as adjusted for the reverse stock split, at a 6% per annum rate of interest. The convertible note payable was converted into common stock in October 1999. The note was exempt from registration under Section 4(2) of the Securities Act.

     March 1999 Series C Stock. On March 25, 1999, Global MAINTECH issued 1,600 shares of its Series C convertible preferred stock to accredited investors in a private offering. Global MAINTECH also issued warrants to the investors to purchase up to 20,000 shares of common stock, as adjusted for the reverse stock split. Intercoastal Financial Services Corp., the placement agent, received 75 shares of Series C stock and a warrant to purchase an aggregate of 20,000 shares of common stock, in addition to $96,000 in fees for costs incurred in connection with the offering, including legal fees. On January 19, 2000, the holders of Series C stock and warrants to purchase shares of common stock exchanged their Series C shares and warrants for shares of Series D stock and new warrants, adjusted for the reverse stock split, as described below under "January 19, 2000 Series D Stock."

     Unregistered Issuance in Connection with Merger with Breece Hill Technologies, Inc. On April 14, 1999, Global MAINTECH acquired all of the issued and outstanding common stock and Series A convertible preferred stock of Breece Hill Technologies, Inc. in connection with the merger of BHT Acquisition, Inc., a subsidiary of Global MAINTECH, Inc., with and into Breece Hill. Breece Hill was the surviving corporation and is now a subsidiary of GMI.

     In exchange for the cancellation of their outstanding shares, the Breece Hill shareholders received rights to proportionate interests in the merger consideration, which consisted of warrants to purchase atotal of 900,000 shares of Global MAINTECH's common stock and the right to receive an earn out payment based in part on the sales of Breece Hill over the twelve months following the acquisition. This earnout payment will be made, if at all, in the form of Global MAINTECH's common stock in the maximum amount of 1,100,000 shares, a portion of the fair value of which maybe satisfied with cash. Subsequent to the date of acquisition, the Breece Hill subsidiary issued 400,000 shares of Preferred Stock Series B to Hambrecht & Quist Guaranty Fund LLP in exchange for a reduction of debt secured by certain assets of Breece Hill in the amount of $1 million. The preferred stock has a monthly dividend of $10,000 payable in cash or common stock of Global MAINTECH and is convertible at the option of the holder into common stock of Global MAINTECH. Global MAINTECH has recorded this Preferred Stock as a minority interest in Breece Hill.

     All securities issued in connection with this transaction were issued under
Section 4(2) of the Securities Act.

     May 1999 Offering. On May 7, 1999, Global MAINTECH issued convertible notes payable to two accredited investors in the aggregate principal amount of $161,372. The notes are convertible into common stock at $6.25 per share, as adjusted for the reverse stock split, and bear interest at the rate of 6% per annum. The notes are subordinate to current and future debt issued by Global MAINTECH. The notes were due on November 7, 1999; however, on September 9, 1999, the notes were converted, in accordance with their terms, into 26,554 shares of common stock. The notes were exempt from registration under Section 3(a)(9) of the Securities Act.

     June 1999 Offering. On June 28, 1999, Global MAINTECH began a second private placement of common stock at a purchase price of $5.00 per share. A total of 144,430 shares were sold for total gross proceeds of $722,150. Under the terms of this private placement, 36,108 additional shares were issued to the investors in February 2000. Aethlon Capital acted as the placement agent. Global MAINTECH paid the placement agent a cash commission equal to 10% of the gross proceeds and reimbursed the agent for out-of-pocket expenses incurred in connection with the offering. Global MAINTECH also issued to the agent a warrant to purchase up to 10% of the number of shares of the common stock sold in the offering with an exercise price of $5.00 per share. The shares issued were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     August 1999 Note Payable. On August 6 and again on September 30, 1999, Global MAINTECH rescheduled the principal payment of $250,000 of the $500,000 note payable to Andersen, Weinroth, which originally was due on July 31, 1999. This payment was extended to November 30, 1999, and was paid in full by that date. In connection with these reschedulings, Global MAINTECH issued warrants to purchase a total of 20,000 shares of common stock at an exercise price of $5.40 per share to Andersen, Weinroth. These warrants have a term of five years and were issued pursuant to Section 4(2) of the Securities Act.

     August 1999 Offering. On August 26, 1999, Global MAINTECH issued 238,000 shares of common stock to Liviakis Financial Communications, Inc. in exchange for an agreement by Liviakis to perform public relations work for Global MAINTECH. An additional 20,000 shares of common stock were issued to The Geneva Group, Inc. to perform public relations work for Global MAINTECH in Europe. The agreement was amended as of November 17, 1999 to extend the term through April 1, 2001. Global MAINTECH issued an additional 390,000 shares of common stock to Liviakis as consideration for extension of the term. Pursuant to the agreement, Liviakis agreed to a lock-up of the shares until the expiration of the term of the consultancy. The share numbers are as adjusted for the reverse stock split and were exempt from registration under Section 4(2) of the Securities Act.

     Unregistered Issuance in Connection with Asset Purchase from Lavenir Technology, Inc. On September 29, 1999, the Company, through its wholly owned subsidiary Global MAINTECH, Inc., purchased substantially all the assets of Lavenir Technology, Inc., a California corporation, pursuant to an Agreement and Plan of Reorganization. In addition, Global MAINTECH assumed specified liabilities of Lavenir, including Lavenir's ongoing leases, debt and contract obligations.

     The total purchase price of $5,300,000 was payable as follows: 266,000 shares of Global MAINTECH's common stock was paid at closing, and $400,000 was paid in the form of a note payable due on January 31, 2000. In November 1999, the $400,000 note was negotiated to a $100,000 note payable due January 31, 2000 in return for 100,000 shares of Global MAINTECH's common stock. An additional 404,085 shares of common stock were issued on March 31, 2000 to cause the aggregate value of the shares previously issued and the original $400,000 liability to total $5,300,000 as of March 31, 2000. The common stock issued in connection with the acquisition is subject to customary registration rights.

     The securities issued in this transaction were exempt from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     November 1999 Offering. On November 30, 1999, in a transaction separate from the consulting agreement referenced above under "August 1999 Offering," Global MAINTECH issued to John and Renee Liviakis 125,000 shares of common stock at a total purchase price of $500,000 pursuant to a subscription agreement. The parties agreed to a lock-up of the shares for the same period as the lock-up referenced under "August 1999 Offering" above.

     January 19, 2000 Series D Stock. On January 19, 2000, Global MAINTECH issued 2,725 shares of Series D convertible preferred stock in a private placement. The shares were issued as follows: (1) 700 shares to new investors for $700,000 in the aggregate; (2) 300 shares to certain investors upon conversion of $300,000 of convertible promissory notes issued by Global MAINTECH, (3) 1,600 shares to the holders of Global MAINTECH's then outstanding Series C convertible preferred stock in exchange for all of their Series C shares; and (4) 125 shares to the placement agent as compensation for placement agent services. In addition, the holders of warrants issued in the Series C offering were issued warrants to purchase 20,000 shares of common stock in exchange for the warrants issued to them in the Series C offering. Global MAINTECH also issued 30,000 shares of common stock to the new investors and 120,000 shares of common stock to the holders of the Series C shares. As part of the Series D offering, the holders of Series C stock agreed to waive $400,000 in penalties, which were payable to them because a registration statement covering the common shares underlying the Series C stock was not filed with the SEC within the time period required by the registration rights agreement. Each share of Series D stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.4375. Holders of Series D stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable, upon conversion of the Series D stock, in either cash or shares of common stock, at the option of Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $8.30 per share at any time before the fifth anniversary of the date of issuance of the warrant.

     Global MAINTECH agreed to use its best efforts to register the shares of common stock underlying the Series D stock and the warrants and to pay a penalty if the registration statement is not effective by the 90th day after issuance of the Series D stock. This penalty is equal to 2% of the purchase price of the Series D stock for the first 30-day period following such 30-day period and 3% of the purchase price for every 30-day period thereafter until the registration statement has been declared effective. The shares issued were exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act.

     December 30, 1999 Series E Stock. On December 30, 1999, Global MAINTECH issued 2,650 shares of its Series E convertible preferred stock and warrants to purchase 50,000 shares of common stock to accredited investors in a private offering. Global MAINTECH also issued 25 shares of Series E stock to the placement agent as compensation for placement agent services. The holders of Series E stock are not entitled to vote except in the event Global MAINTECH desires to issue shares of a class or series of preferred stock which could adversely effect the rights of such holders, or as mayotherwise be required by law. The holders of Series E stock are entitled to receive dividends at an annual rate of 8% of the stated value ($1,000) of the Series E stock, subject to the prior declaration or payment of any dividend to which the holders of Global MAINTECH's Series A stock, Series B stock or Series D stock are entitled. Dividends on shares of the Series E stock are cumulative and are payable only upon conversion of the Series E stock. At any time after the issuance of the Series E stock, each share of Series E stock is convertible into that number of shares of common stock equal to the stated value of each share divided by the lesser of $5.125 or 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately preceding the conversion date. The 75% conversion factor was subsequently changed to 70% as a result of the issuance of Series F convertible preferred stock in February 2000. All outstanding shares of Series E stock will be automatically converted into common stock on December 30, 2001. Each warrant is a five-year callable warrant to purchase common stock at $5.125 per share.

     Global MAINTECH agreed to use its best efforts to file a registration statement with regard to sales of the shares of common stock underlying the Series E stock and the warrants and to pay a penalty if the registration statement is not filed by the 30th day after issuance of the Series E stock or effective by the 120th day after issuance of the Series E stock. This penalty is equal to 2% of the purchase price of the Series E stock for the first 30-day period following such 30-day period and 3% of the purchase price for every 30-day period thereafter until the registration statement has been declared effective. The Series E holders have waived their right to receive their penalty fee if the registration statement is filed on or before March 3, 2000. The securities issued were exempt from registration pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     February 23, 2000 Series F Stock. On February 23, 2000, Global MAINTECH issued 2,000 shares of its Series F convertible preferred stock and warrants to purchase 50,000 shares of common stock to accredited investors in a private offering. The holders of Series F stock are not entitled to vote except in the event Global MAINTECH desires to issue shares of a class or series of preferred stock which could adversely effect the rights of the holders, or as may otherwise be required by law. The holders of Series F stock are entitled to receive dividends at an annual rate of 8% of the stated value ($1,000) of the Series F stock, subject to the prior declaration or payment of any dividend to which the holders of Global MAINTECH's Series A stock, Series B stock, Series D stock or Series E stock are entitled. Dividends on shares of the Series F stock are cumulative and are payable only upon conversion of the Series F stock. At any time after the issuance of the Series F stock, each share of Series F stock is convertible into that number of shares of common stock equal to the stated value of each share divided by the lesser of $6.75 or 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately preceding the conversion date. All outstanding shares of Series F stock will be automatically converted into common stock on February 23, 2002. Each warrant is a five-year callable warrant to purchase common stock at $11.00 per share.

     Global MAINTECH agreed to use its best efforts to file a registration statement with regard to sales of the shares of common stock underlying the Series F stock and the warrants and to pay a penalty if the registration statement is not filed by the 45th day following the issuance of the Series F stock or effective by the 120th day after issuance of the Series F stock. This penalty is equal to 2% of the purchase price of the Series F stock for the first 30-day period following such 45-day period and 3% of such purchase price for every 30-day period thereafter until the registration statement has been declared effective. The shares issued were exempt from registration pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act.


Item 27. List of Exhibits

Exhibit
Number    Description
-------   -----------
 2.1 Agreement and Plan of Merger dated December 6, 1994, as amended, among Registrant, Mirror Consolidation Company, and MAINTECH Resources, Inc. (incorporated by reference to Registrant's Form 8-K filed on January 19, 1995 (File No. 0-14692)).

 2.2 Agreement and Plan of Merger dated March 5, 1999, among Registrant, Global MAINTECH, Inc., Breece Hill Acquisition, Inc., and Breece Hill Technologies, Inc. (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1998 (File No. 0-14692)).

 2.3 Agreement and Plan of Reorganization dated as of July 1, 1999 by and among Global MAINTECH, Inc., Registrant and Lavenir Technology, Inc. (incorporated by reference to Registrant's Form 8-K filed on October 12, 1999 (File No. 0-14692)).

 2.4 Common Stock and Series B Preferred Stock Purchase Agreement dated as of February 3, 2000 by and among Registrant, Global MAINTECH, Inc., Tandberg Data ASA, Hambrecht & Quist Guaranty Finance LLC, Greyrock Capital and Cruttenden Roth (incorporated by reference to Annex C to Registrant's Definitive Proxy Statement on Schedule 14A filed on March 15, 2000 (File No. 000-14692)).

 2.5 Amendment to and Cancellation of Asset Purchase Agreement dated March 31, 2000, by and among Asset Sentinel, Inc., Registrant and Global MAINTECH, Inc. (incorporated by reference to Registrant's

          Form 10-KSB for the year ended December 31, 1999).

 2.6 Agreement of Purchase and Sale of Assets dated as of January 26, 2000 by and among MT Acquiring Corp., Tim Hadden, Greg Crow, Registrant, Global MAINTECH, Inc. and Global MAINTECH, Inc.'s division doing business under the name Magnum Technologies (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1999).

 3.1 Bylaws of Registrant, as amended (incorporated by reference to Registrant's Form S-1 (File No. 33-34894)).

 3.2 Third Restated Articles of Incorporation of Registrant (previously filed).

 3.3 Certificate of Designation of Series D Convertible Preferred Stock, as corrected (previously filed).

 3.4 Certificate of Designation of Series E Convertible Preferred Stock (previously filed).

 3.5 Articles of Amendment of Third Restated Articles of Incorporation (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1999).

 4.1 Form of 11% Convertible Subordinated Debenture due July 1, 1996 (incorporated by reference to Registrant's Form 10-K for the year ended March 31, 1991 (File No. 0-14692)).

 4.2 Form of Registration Agreement between Registrant and holders of 11% Convertible Subordinated Debentures Due July 1, 1996 (incorporated by reference to Registrant's Form 10-K for the year ended March 31, 1991 (File No. 0-14692)).

 4.3 Form of Certificate of Registrant's Series A convertible Preferred Stock (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

 4.4 Form of Certificate of Registrant's Common Stock (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1995 (File No. 0-14692)).

 4.5 Form of Promissory Note, dated June 19, 1997, issued to each of Marquette Bancshares, Inc. and Mezzanine Capital Partners, Inc. (incorporated by reference to Registrant's Form SB-2, as amended (File No. 333-33477)).

 4.6 Form of Preferred Stock and Warrant Purchase Agreement, including Registration Rights exhibit thereto, relating to sale of Series B Convertible Preferred Stock and Callable Common Stock Warrants (incorporated by reference to Registrant's Registration Statement on Form SB-2 filed on February 17, 1999 (File No. 333-72513)).

 4.7 Form of Certificate of Registrant's Series B Convertible Preferred Stock (incorporated by reference to Registrant's Registration Statement on Form SB-2 filed on February 17, 1999 (File No. 333-72513)).

 4.8 Form of Series C Convertible Preferred Stock Purchase Agreement, dated March 24, 1999 (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1998 (File No. 0-14692)).

 4.9 Form of Certificate of Registrant's Series C Convertible Preferred Stock (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1998 (File No. 0-14692)).

 4.10 Form of Series D Convertible Preferred Stock Purchase Agreement (previously filed).

 4.10.1   Form of Registration Rights Agreement (filed herewith).

 4.10.2   Form of Common Stock Purchase Warrant (filed herewith).

 4.11 Form of Certificate of Registrant's Series D Convertible Preferred Stock (previously filed).

 4.12 Form of Securities Purchase Agreement for Series E Convertible Preferred Stock (previously filed).

 4.12.1   Form of Registration Rights Agreement (filed herewith).

 4.12.2   Form of Common Stock Purchase Warrant (filed herewith).

 4.13 Form of Certificate of Registrant's Series E Convertible Preferred Stock (previously filed).

 4.14 Certificate of Designation of Series F Convertible Preferred Stock, as amended (incorporated by reference to Registrant's Form 10-K for the year ended December 31, 1999) (previously filed).

 4.15 Securities Purchase Agreement, dated as of February 23, 2000, between Registrant and the Buyer named therein (incorporated by reference to Exhibit 4.14 to Registrant's Form 10-KSB for the year ended December 31, 1999).

 4.15.1   Form of Registration Rights Agreement (filed herewith).

 4.15.2   Form of Common Stock Purchase Warrant (filed herewith).

 4.16 Form of certificate for shares of Series F Preferred Stock (previously filed).

 4.17 Corrected Certificate of Designation of Series F Preferred Stock (incorporated by reference to Exhibit 3.6 to Registrant's Form 10-KSB for the year ended December 31, 1999).

 5        Opinion of Dorsey & Whitney LLP (previously filed).

 10.1 1989 Stock Option Plan (incorporated by reference to Exhibit 28 to Registrant's Registration Statement on Form S-8 (File No. 33-33576)).

 10.2 Amendments No. 1 and 2, dated October 17, 1991 and April 24, 1992, respectively, to Registrant's 1989 Stock Option Plan (incorporated by reference to Registrant's Form 10-K for the year ended March 31, 1992 (File No. 0-14692)).

 10.3 Mirror Technologies, Incorporated 401(k) Plan effective April 1, 1992 (incorporated by reference to Registrant's Form 10-K for the year ended March 31, 1992 (File No. 0-14692)).

 10.4 Exclusive Distributor and Licensing Agreement between Yutaka Takagi and Circle Corporation and MAINTECH Resources, Inc. and Registrant dated December 20, 1994 (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

 10.5 Amendment No. 3, dated May 15, 1995, to Registrant's 1989 Stock Option Plan (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1995 (File No. 0- 14692)).

 10.6 License and Asset Purchase Agreement between Infinite Graphics Incorporated and Registrant dated February 27, 1998 (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1997 (File No. 0-14692)).

 10.7 Asset Purchase Agreement, dated November 1, 1998, by and among Global MAINTECH, Inc., Registrant, Singlepoint Systems, Inc. and Enterprise Solutions, Inc. (incorporated by reference to Registrant's Form 8-K filed on December 23, 1998 (File No. 0-14692)).

 10.8 Office Lease between Registrant and Compass Marketing, Inc., sublessor, and Glenborough Realty Trust Incorporated, lessor, dated March 3, 1998 (incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1997 (File No. 0-14692)).

 10.9 1999 Stock Option Plan (incorporated by reference to Exhibit A to Registrant's Definitive Proxy Statement filed on April 30, 1999).

 21       Subsidiaries of Registrant (previously filed).

 23.1     Consent of KPMG LLP (filed herewith).

 23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5) (previously filed).


Item 28. Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information appearing in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price in the "Calculation of Registration Fee" table in the effective registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information in the registration statement;

          Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 6, 2000.

                                       Global MAINTECH Corporation

                                       By /s/ Trent Wong
                                          --------------------------------------
                                          Trent Wong
                                          Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature to this registration statement appears below hereby constitutes and appoints Trent Wong and James Geiser, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement (or any other registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on June 6, 2000.



NAME                                                TITLE
----                                                -----
/s/ Trent Wong                         Chief Executive Officer (Principal
-----------------------------------    Executive Officer) and Director
Trent Wong

/s/ James Geiser                       Chief Financial Officer and Secretary
-----------------------------------    (Principal Financial and Accounting
James Geiser                            Officer)

                *                      Director
-----------------------------------
David H. McCaffrey


                *                      Director
-----------------------------------
John E. Haugo


                *                      Director
-----------------------------------
James G. Watson


                *                      Director
-----------------------------------
William Howdon


*By: /s/ James Geiser
     -------------------------------
     Attorney-in-fact

                                 Exhibit Index


Number           Description
------           -----------

4.10.1           Form of Registration Rights Agreement.

4.10.2           Form of Common Stock Purchase Warrant.

4.12.1           Form of Registration Rights Agreement.

4.12.2           Form of Common Stock Purchase Warrant.

4.15.1           Form of Registration Rights Agreement.

4.15.2           Form of Common Stock Purchase Warrant.

23.1             Consent of KPMG LLP.